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Filed pursuant to Rule 424(b)(5)
Registration No. 333-162464

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2010

                  Shares

Common Stock

        We are offering                   shares of our common stock. Our common stock is quoted on the Nasdaq Global Market under the symbol "DGIT." The last reported sale price of our common stock on the Nasdaq Global Market on April 6, 2010 was $33.29 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-11 of this prospectus supplement and page 7 of the accompanying prospectus.

	Per Share	Total

Public Offering Price

Underwriting Discounts and Commissions(1)

Proceeds to Us, Before Expenses

(1)
Does not include a non-accountable expense allowance payable by us to Roth Capital Partners, LLC in an amount not to exceed 1% of the gross proceeds of this offering. See "Underwriting."

        We have granted the underwriters a 30-day option to purchase up to an additional                 shares of our common stock solely to cover over-allotments of shares, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $                , and our total proceeds, before underwriting discounts and commissions, and expenses, will be $                .

        We expect to deliver the shares of our common stock to purchasers on or about                        , 2010.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Roth Capital Partners

Co-Manager

BMO Capital Markets

The date of this prospectus supplement is                        , 2010.

        For further information regarding us and our financial information, you should refer to our recent filings with the SEC. See "Where You Can Find More Information."

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a "shelf" registration statement on Form S-3 (File No. 333-162464) that we filed with the Securities and Exchange Commission, or the SEC, and that was declared effective by the SEC on December 30, 2009. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of our common stock being offered, the risks of investing in our common stock and other items. The accompanying prospectus provides more general information. To the extent that information in this prospectus supplement or any of the documents incorporated by reference into this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into the accompanying prospectus, you should rely on this prospectus supplement or the documents incorporated by reference into this prospectus supplement, as the case may be. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the section entitled "Where You Can Find More Information."

        You should rely only on the information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference and any free writing prospectus related to the offering prepared by us or on our behalf or otherwise authorized by us. Neither we nor the underwriters have authorized anyone to provide you with different information. The information in these documents is accurate only as of their respective dates, regardless of the time of delivery of any document or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date on any document. We are making offers to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus supplement and the accompanying prospectus, or any free writing prospectus related to the offering, to be an offer to sell, or a solicitation of an offer to buy, shares of our common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

        References in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to "we," "our," "us," "DGFC" and "the Company" refer to DG FastChannel, Inc. and its subsidiaries, unless the context requires otherwise.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the "Risk Factors" section beginning on page S-11 of this prospectus supplement and beginning on page 7 of the accompanying prospectus, and our consolidated financial statements and the related notes and the other documents incorporated by reference.

        Unless otherwise set forth herein, all share and per share information included in this prospectus supplement is adjusted for our 1-for-10 reverse stock split on May 30, 2006.

The Company

        DG FastChannel, Inc. (the "Company") is a leading provider of digital technology services that enable the electronic delivery of advertisements, syndicated programs, and video news releases to traditional broadcasters, online publishers and other media outlets. We operate three nationwide digital networks out of our Network Operation Centers ("NOC"), located in Irving, Texas ("Irving NOC"), Atlanta, Georgia ("Atlanta NOC") and New Jersey ("New Jersey NOC") which link more than 5,000 advertisers, advertising agencies and content owners with more than 21,000 radio, television, cable, network and print publishing destinations and over 5,000 online publishers electronically throughout the United States, Canada and Europe. Through our NOCs, we deliver video, audio, image and data content that comprise transactions among advertisers, content owners, and various media outlets, including those in the broadcast industries. We offer a variety of other ancillary products that serve the advertising industry.

        The majority of our revenue is derived from multiple services relating to electronic delivery of video and audio advertising content. Our primary source of revenue is the delivery of television and radio advertisements, or spots, which is typically performed digitally but sometimes physically. We offer a digital alternative to dub and ship delivery of spot advertising. We generally bill our services on a per transaction basis.

        Our services include online creative research, media production and duplication, distribution, management of existing advertisements and broadcast verification. This suite of innovative services addresses the needs of our customers at multiple stages along the value chain of advertisement creation and delivery in a cost-effective manner and helps simplify the overall process of content delivery.

        We were incorporated in California in 1991 and reincorporated in Delaware in 2001. We operate through DG FastChannel, Inc. and our subsidiaries Pathfire and Enliven. Our principal executive offices are located at 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039. Our main telephone number is (972) 581-2000. Our website addresses are www.dgfastchannel.com, www.pathfire.com, www.unicast.com, www.sourceecreative.com and www.springbox.com. The information contained on our websites or that can be accessed through our websites does not constitute part of this prospectus supplement or the accompanying prospectus.

        "The First Name in Digital Delivery," "THE SOURCE MAYTHENYI," "Scenes on Demand," "The Source Creatives," "Media DVX," "Ecreative Search," "FastChannel," "Creative Channel," "Traffic Channel," "Asset Channel," the Pathfire logo, the Unicast logo, and the Media DVX logo are U.S. registered trademarks of DG FastChannel or one or more of our subsidiaries. "Source TV," "DG SPOT BOX NETWORK," "DGConnect," "DG," "DG Systems," "Ad Catalog," "Universal Watermark," "Universal Verification," "DG FastChannel," "Gallery," "DG Drop Box," "Source Ecreative," "DGFC," and the DG FastChannel logo are also trademarks and/or service marks of DG FastChannel or one or more of our subsidiaries.

 The Offering

Common stock offered by us	shares
Common stock to be outstanding immediately after this offering	shares
Overallotment option	shares
Nasdaq Global Market symbol	DGIT
Use of proceeds
We estimate that the net proceeds from the sale of the shares of our common stock in this offering will be $ million ($ million if the underwriters exercise their over-allotment in full) after payment of underwriting discounts, commissions and our estimated offering expenses.

We intend to use the net proceeds of this offering for potential future business acquisitions, repay certain indebtedness outstanding under our credit facility, and for working capital and general corporate purposes. See "Use of Proceeds."
Dividend policy	We do not expect to pay any cash dividends on our common stock for the foreseeable future.
Risk factors	See "Risk Factors" immediately following this prospectus supplement summary to read about factors you should consider before purchasing shares of our common stock.

        The number of shares of our common stock outstanding after this offering is based on 24,694,887 shares of our common stock outstanding as of March 31, 2010. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes the following:

  •
  996,064 shares of our common stock issuable upon exercise of options outstanding under our stock option plans with a weighted-average exercise price of $17.65;

  •
  253,333 shares of our common stock that is restricted, subject to vesting;

  •
  1,106,160 shares of our common stock reserved for future issuance pursuant to additional grants under our stock option plans;

  •
  27,679 shares of our common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $51.86; and

  •
  shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any.

Summary Financial Data

        The following table sets forth our summary consolidated financial data as of the dates and for the periods indicated. The consolidated statement of operations data for each of the years in the three-year period ended December 31, 2009 have been derived from our audited financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus.

        The data below includes the results of acquired operations from the respective dates of closing, as detailed below:

Acquired Operations	Date of Closing
Fastchannel Network, Inc.	May 31, 2006
Pathfire, Inc.	June 4, 2007
Point.360	August 13, 2007
GTN, Inc.	August 31, 2007
Vyvx	June 5, 2008
Enliven Marketing Technologies Corporation	October 2, 2008

        In addition, the operating results of StarGuide Digital Networks, Inc. and Corporate Computer Systems, Inc. are reflected in discontinued operations.

        You should read this summary of consolidated financial data with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, each incorporated by reference into this prospectus supplement and accompanying prospectus. These operating results are not necessarily indicative of our operating results for any future period.

	Year Ended December 31,
	2009	2008	2007
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$190,886	$157,081	$97,687
Costs and operating expenses excluding depreciation and amortization	117,083	97,999	65,770
Depreciation and amortization	26,501	21,351	12,865

Income from operations	47,302	37,731	19,052
Other (income) expense:
Unrealized loss (gain) on derivative warrant investment	—	1,544	(1,707)
Interest expense and other, net	11,859	11,536	2,388

Income before income taxes from continuing operations	35,443	24,651	18,371
Provision for income taxes	14,942	9,572	7,501

Income from continuing operations	20,501	15,079	10,870
Loss from discontinued operations	—	—	(457)

Net income	$20,501	$15,079	$10,413

	Year Ended December 31,
	2009	2008	2007
	(in thousands, except per share data)
Basic income (loss) per share:
Continuing operations	$0.90	$0.81	$0.65
Discontinued operations	—	—	(0.02)

Total	$0.90	$0.81	$0.63

Diluted income (loss) per share:
Continuing operations	$0.88	$0.79	$0.64
Discontinued operations	—	—	(0.03)

Total	$0.88	$0.79	$0.61

Weighted average shares outstanding:
Basic	22,572	18,642	16,631
Diluted	23,091	19,073	17,096
Other Data:
EBITDA(1)	$73,803	$57,538	$33,167
Adjusted EBITDA(2)	$77,786	$60,259	$32,340

        The as adjusted balance sheet data set forth below gives effect to the net proceeds to us from the sale of shares of our common stock in this offering at an offering price of $        per share, and the use of the net proceeds from this offering as described in "Use of Proceeds" as if each had occurred on December 31, 2009.

	December 31,
	2009 Actual	2009 As Adjusted(3)	2008	2007
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$33,870		$17,180	$10,101
Working capital	44,150		20,856	25,601
Property and equipment, net	41,520		37,980	27,466
Total assets	478,292		473,800	252,495
Long-term debt, net of current portion	80,962		154,985	44,325
Stockholders' equity	347,166		269,518	192,129

        (1)   EBITDA is a non-GAAP financial measure that represents net income before interest, taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our operating performance. Our management believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, accounting methods, book value of assets, capital structure and the method by which assets are acquired. We also believe EBITDA is useful to our management and investors as a measure of comparative operating performance between periods and among companies as it more clearly reflects changes in our financial results driven by what we believe are the most important operational factors, including changes in the prices we charge and margins we earn on sales to our customers and the effectiveness of our efforts to cut operational costs and achieve operational efficiencies. Changes in these factors over time and from period to period may be less apparent in financial measures calculated in accordance with GAAP, such as net income, because such financial measures include our significant interest, depreciation and amortization expense, which have fluctuated materially over time and from period to period, but which are unaffected by pricing or operational improvements.

        The use of EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

  •
  it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

  •
  it does not reflect cash requirements for the payment of income taxes when due;

  •
  it does not reflect working capital requirements; and

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

        Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing EBITDA in isolation, and specifically by using other GAAP measures, such as net income (loss), revenue and operating income, to measure our operating performance. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

        The following table is a reconciliation of net income to EBITDA:

		Year Ended December 31,
		2009	2008	2007
EBITDA:
Net Income		$20,501	$15,079	$10,413
Add Back:	Depreciation and amortization	26,501	21,351	12,865
	Provision for income taxes	14,942	9,572	7,501
	Interest expense, net	11,859	11,536	2,388

EBITDA		$73,803	$57,538	$33,167

        (2)   We define Adjusted EBITDA as earnings before interest, taxes, unrealized investment gains and losses, stock-based compensation, depreciation and amortization and loss from discontinued operations. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, or GAAP, we believe investors in our industry utilize this metric as a relevant measurement in evaluating a company's performance. However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.

        We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period.

        Adjusted EBITDA excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions that are not indicative of future capital expenditure requirements. Adjusted EBITDA also excludes interest and taxes because these items are associated with our capitalization and tax structures. Adjusted EBITDA excludes stock-based compensation, unrealized investment gains and losses, and loss from discontinued operations because these items are non-cash or are not related to our primary operations.

        Our management uses Adjusted EBITDA:

  •
  in developing our internal forecasts and strategic plan;

  •
  as a measurement of operating performance;

  •
  as a factor in evaluating the performance of our management for compensation purposes; and

  •
  in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as are used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

        We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures, tax positions, the book amortization of intangibles, and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

        However, Adjusted EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use Adjusted EBITDA in addition to, and not as an alternative for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

        In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that it does not reflect:

  •
  cash expenditures for capital expenditures or contractual commitments;

  •
  changes in, or cash requirements for, our working capital requirements;

  •
  interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness; and

  •
  the cost or cash required to replace assets that are being depreciated or amortized.

        We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. For more information, see our financial statements and the notes to those statements incorporated by reference into this prospectus supplement and accompanying prospectus.

        The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure, for the periods indicated:

	Year Ended December 31,
	2009	2008	2007
Adjusted EBITDA:
Net Income	$20,501	$15,079	$10,413
Add Back:
Depreciation and amortization	26,501	21,351	12,865
Provision for income taxes	14,942	9,572	7,501
Interest expense, net	11,859	11,536	2,388

EBITDA	73,803	57,538	33,167
Unrealized loss (gain) on derivative warrant investment	—	1,544	(1,707)
Stock-based compensation	3,983	1,177	423
Loss from discontinued operations	—	—	457

Adjusted EBITDA	$77,786	$60,259	$32,340

        (3)   For a description of the offering adjustments, see "Capitalization."

RISK FACTORS

        An investment in our common stock involves a number of risks. Before making an investment decision to purchase our common stock, you should carefully consider all of the risks described in this prospectus supplement and the risks described under "Risk Factors" beginning on page 7 of the accompanying prospectus, as well as the other information included in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements contained in this prospectus supplement and in the accompanying prospectus as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, in the accompanying prospectus and in documents incorporated by reference into this prospectus supplement or the accompanying prospectus. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

The media distribution products and services industry is divided into several distinct markets, some of which are relatively mature while others are growing rapidly. If the mature markets begin to decline at a time when the developing markets fail to grow as anticipated, it will be increasingly difficult to maintain profitability.

        To date, our design and marketing efforts for our products and services have involved the identification and characterization of the broadcast market segments within the media distribution products and services industry that will be the most receptive to our products and services. We may not have correctly identified and characterized such markets and our planned products and services may not address the needs of those markets. Furthermore, our current technologies may not be suitable for specific applications within a particular market and further design modifications, beyond anticipated changes to accommodate different markets, may be necessary.

        While the electronic distribution of media has been available for several years and growth of this market is modest, many of the products and services now on the market are relatively new. It is difficult to predict the rate at which the market for these new products and services will grow, if at all. Even if the market does grow, it will be necessary to quickly conform our products and services to customer needs and emerging industry standards in order to be a successful participant in those markets, such as the market for HD spots. If the market fails to grow, or grows more slowly than anticipated, it will be difficult for any market participant to succeed and it will be increasingly difficult for us to maintain profitability.

        To sustain profitability and growth, we must expand our product and service offerings beyond the broadcast markets to include additional market segments within the media distribution products and services industry. Potential new applications for our existing products in new markets include distance learning and training, finance and retail. While our products and services could be among the first commercial products that may be able to serve the convergence of several industry segments, including digital networking, telecommunications, compression products and Internet services, our products and services may not be accepted by that market. In addition, it is possible that:

  •
  the convergence of several industry segments may not continue;

  •
  the markets may not develop as a result of such convergence; or

  •
  if markets develop, such markets may not develop either in a direction beneficial to our products or product positioning or within the time frame in which we expect to launch new products and product enhancements.

        Because the convergence of digital networking, telecommunications, compression products and Internet services is new and evolving, the growth rate, if any, and the size of the potential market for our products cannot be predicted. If markets for these products fail to develop, develop more slowly than expected or become served by numerous competitors, or if our products do not achieve the anticipated level of market acceptance, our future growth could be jeopardized. Broad adoption of our products and services will require us to overcome significant market development hurdles, many of which we cannot predict.

The industry is in a state of rapid technological change and we may not be able to keep up with that pace.

        The advertisement distribution and asset management industry is characterized by extremely rapid technological change, frequent new products, service introductions and evolving industry standards. The introduction of products with new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to enhance existing products and services, develop and introduce new products and services that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers, including the need for HD spots. We may not succeed in developing and marketing product enhancements or new products and services that respond to technological change or emerging industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and services. Our products and services may not adequately meet the requirements of the marketplace and achieve market acceptance. If we cannot, for technological or other reasons, develop and introduce products and services in a timely manner in response to changing market conditions, industry standards or other customer requirements, particularly if we have pre-announced the product and service releases, our business, financial condition, results of operations and cash flows will be harmed.

The marketing and sale of our products and services involve lengthy sales cycles. This makes business forecasting extremely difficult and can lead to significant fluctuations in quarterly results.

        Due to the complexity and substantial cost associated with providing integrated product and services to provide audio, video, data and other information across a variety of media and platforms, licensing and selling products and services to our potential customers typically involves a significant technical evaluation. In addition, there are frequently delays associated with educating customers as to the productive applications of our products and services, complying with customers' internal procedures for approving large expenditures and evaluating and accepting new technologies that affect key operations. In addition, certain customers have even longer purchasing cycles that can greatly extend the amount of time it takes to place our products and services with these customers. Because of the lengthy sales cycle and the large size of our potential customers' average orders, if revenues projected from a specific potential customer for a particular quarter are not realized in that quarter, product revenues and operating results for that quarter could be harmed. Revenues will also vary significantly as a result of the timing of product and service purchases and introductions, fluctuations in the rate of development of new markets and new applications, the degree of market acceptance of new and enhanced versions of our products and services, and the level of use of satellite networking and other transmission systems. In addition, increased competition and the general strength of domestic and international economic conditions also impact revenues.

        Because expense levels such as personnel and facilities costs are based, in part, on expectations of future revenue levels, if revenue levels are below expectations, our business, financial condition, results of operations and cash flows will be harmed.

We may be adversely affected by cyclicality or an extended downturn in the United States or worldwide economy in or related to the industries we serve.

        Our revenues are generated primarily from providing online campaign management solutions and services to advertising agencies and advertisers across digital media channels and a variety of formats. Demand for these services tends to be tied to economic cycles, reflecting overall economic conditions as well as budgeting and buying patterns. For example, in 1999, advertisers spent heavily on Internet advertising, which was followed by a downturn in advertising spending on the Internet in 2002. In addition, during a period of economic weakness in 2001, advertising spending online decreased at a faster rate than overall ad spending, although we believe this was because many of the companies advertising online were Internet companies experiencing significant financial distress. Following the recent negative developments in the world economy, several agency and analyst organizations now predict that the growth in online advertising will be slower than previously expected. We cannot assure you that advertising budgets and expenditures by advertising agencies and advertisers will not decline in any given period or that advertising spending will not be diverted to more traditional media or other online marketing products and services, which would lead to a decline in the demand for our campaign management solutions and services. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective customers' spending priorities. As a result, our revenues may not increase or may decline significantly in any given period.

Seasonality in buying patterns also makes forecasting difficult and can result in widely fluctuating quarterly results.

        On a historical basis, the industry has experienced lower sales for services in the first quarter, which is somewhat offset with higher sales in the fourth quarter due to increased customer advertising volumes for the holiday selling season. In addition, product and service revenues are influenced by political advertising, which generally occurs every two years. Nevertheless, in any single period, product and service revenues and delivery costs are subject to variation based on changes in the volume and mix of deliveries performed during such period. In addition, we have historically operated with little or no backlog. The absence of backlog and fluctuations in revenues and costs due to seasonality increases the difficulty of predicting our operating results.

The markets in which we operate are highly competitive, and competition may increase further as new participants enter the market and more established companies with greater resources seek to expand their market share.

        Competition within the markets for media distribution is intense. In our advertising distribution business, numerous companies already distribute video and other content to a variety of destinations. Companies such as Google TV Ads, Comcast, and Ascent Media deliver television advertising spots to satellite TV systems, broadcast TV stations and/or cable head ends. At the same time, many companies, including Akamai and Limelight Networks are implementing technologies to distribute video to the established traditional channels and new media outlets. Additionally, numerous companies are offering technologies to distribute video content through a variety of means including software-only solutions at broadcast TV stations.

        While we offer products and services focused on the electronic distribution of media, we compete with dub and ship houses and production studios. Many dub and ship houses and production studios, such as Ascent Media, have long-standing ties to local distributors that can be difficult to replace. Many of these dub and ship houses and production studios also have greater financial, distribution and marketing resources than we and have achieved a higher level of brand recognition. Production studios, advertising agencies and media buying firms also could deliver directly through entities with package delivery expertise such as Federal Express, United Parcel Service and the United States Postal Service.

        In addition, we compete with one or more satellite-based video distribution networks. We also anticipate that certain common and/or value-added telecommunications carriers and other companies may develop and deploy high bandwidth network services targeted at the advertising and broadcast industries.

        In our online advertising solution business we face formidable competition from other companies that provide solutions and services similar to ours. Currently, the primary online video competitors are Google and Microsoft. In March 2008, Google acquired DoubleClick and in May 2007, Microsoft acquired aQuantive (now known as Atlas). DoubleClick and Atlas offer solutions and services similar to ours and compete directly with us. We expect that Google and Microsoft will use their substantial financial and engineering resources to expand the DoubleClick and Atlas businesses and increase their ability to compete with us.

        Google and Microsoft have significantly greater name recognition and greater financial, technical and marketing resources than we offer in our online advertising solution business. Microsoft also has a longer operating history and more established relationships with customers. In addition, we believe that both Google and Microsoft have a greater ability to attract and retain customers due to numerous competitive advantages, including their ability to offer and provide their marketing and advertising customers with a significantly broader range of related solutions and services than us. Google and Microsoft may also use their experience and resources to compete with us in a variety of ways, including through acquisitions of competitors or related businesses, research and development, and marketing for new customers more aggressively. Furthermore, Google or Microsoft could use campaign management solutions as a loss leader or may provide campaign management solutions or portions of such solutions without charge or below cost in order to encourage customers to use their other product offerings. If Google or Microsoft is successful in providing solutions or services that are better than ours, leverage platforms more effectively than ours or that are perceived by customers as being more cost-effective, we could experience a significant decline in our customer base and in their use of our solutions and services. Such a decline could have a material adverse effect on our business, financial condition and results of operations.

        In addition to Google and Microsoft, we face competition from other companies in our online advertising solutions business. Among our competitors are rich-media solutions companies (such as Pointroll, Eyeblaster, Eyewonder and Flashtalking) and ad serving companies (such as Zedo and CheckM8). In addition, we may experience competition from companies that provide web analytics or web intelligence. Our competitors may develop services that are equal or superior to our services or that achieve greater market acceptance than our services. Many of our competitors have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us.

        We believe that our ability to compete successfully with all of our service offerings depends on a number of factors, both within and outside of our control, including: (1) the price, quality and performance of our products and those of our competitors; (2) the timing and success of new product introductions; (3) the emergence of new technologies; (4) the number and nature of our competitors in a given market; (5) the protection of intellectual property rights; and (6) general market and economic conditions. In addition, the assertion of intellectual property rights by others factor into the ability to compete successfully. The competitive environment could result in price reductions that could result in lower profits and loss of our market share.

        With respect to new markets, such as the delivery of other forms of content to radio and television stations, competition is likely to come from companies in related communications markets and/or package delivery markets. Some of the companies capable of offering products and services with superior functionality include telecommunications providers, such as AT&T, Verizon and other fiber and telecommunication companies, each of which would enjoy materially lower electronic delivery transportation costs. Radio networks such as ABC Radio Networks or Westwood One could also become competitors by selling and transmitting advertisements as a complement to their content programming.

        Further, other companies may in the future focus significant resources on developing and marketing products and services that will compete with ours.

        In addition, many of our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties and several of our competitors have combined or may combine in the future with larger companies with greater resources than ours. This growing trend of cooperative relationships and consolidation within our industry may create a great number of powerful and aggressive competitors that may engage in more extensive research and development, undertake more far-reaching marketing campaigns and make more attractive offers to existing and potential employees and customers than we are able to. They may also adopt more aggressive pricing policies and may even provide services similar to ours at no additional cost by bundling them with their other product and service offerings. Any increase in the level of competition from these, or any other competitors, is likely to result in price reductions, reduced margins, loss of market share and a potential decline in our revenues. We cannot assure you that we will be able to compete successfully with our existing or future competitors. If we fail to withstand competitive pressures and compete successfully, our business, financial condition and results of operations could be materially adversely affected.

We have a history of losses which must be considered in assessing our future prospects.

        The first year in which we reported net income was 2003, after having been unprofitable since our inception. While we reported profit again in 2004, 2007, 2008 and 2009, we experienced a loss in 2005 and 2006. We could incur net losses in the future, which could depress our stock price. Decreases in revenues could occur, which could impair our ability to operate profitably in the future. Future success also depends in part on obtaining reductions in delivery and service costs, particularly our ability to continue to automate order processing and to reduce telecommunications costs. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets, such as risks that the market might fail to grow, expenses relating to modifying products and services to meet industry standards as they change over time, and difficulties in gaining and maintaining market share. To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, continually upgrade our technologies and begin to commercialize products incorporating such technologies. We may not be successful in addressing any or all of these risks and may not be able to sustain profitability.

We may not be able to obtain additional financing to satisfy our future capital needs.

        We intend to continue making capital expenditures to market, develop, produce and deploy at no cost to our customer the various equipment required by the customers to receive our services and to introduce additional services. In addition, we will need to make the investments necessary to maintain and improve our network. We also expect to expend capital to consummate any mergers and acquisitions that we undertake in the future. We may require additional capital sooner than currently anticipated and may not be able to obtain additional funds adequate for our capital needs. We cannot predict any of the factors affecting the revenues and costs of these activities with any degree of certainty. Accordingly, we cannot predict the precise amount of future capital that we will require, particularly if we pursue one or more additional acquisitions.

        Furthermore, additional financing may not be available to us, or if it is available, it may not be available on acceptable terms. Our inability to obtain the necessary financing on acceptable terms may prevent us from deploying our products and services effectively, maintaining and improving our products and network and completing advantageous acquisitions. Our inability to obtain the necessary financing could seriously harm our business, financial condition, results of operations and prospects. Consequently, we could be required to:

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  significantly reduce or suspend certain of our operations;

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  seek a merger partner; or

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  sell additional securities on terms that are highly dilutive to our stockholders.

Our business is highly dependent upon radio and television advertising. If demand for, or margins from, our radio and television advertising delivery services decline, our business results will decline.

        We expect that a significant portion of our revenues will continue to be derived from the delivery of radio and television advertising spots from advertising agencies, production studios and dub and ship houses to radio and television stations in the United States. A decline in demand for, or average selling prices of, our radio and television advertising delivery services for any of the following reasons, or otherwise, would seriously harm our business, financial condition, results of operations and prospects:

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  competition from new advertising media;

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  new product introductions or price competition from competitors;

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  a shift in purchases by customers away from our premium services; and

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  a change in the technology used to deliver such services.

        Additionally, we are dependent on our relationship with the radio and television stations in which we have installed communications equipment. Should a substantial number of these stations go out of business, experience a change in ownership or discontinue the use of our equipment in any way, our business, financial condition, results of operations and prospects would be harmed.

If we are not able to maintain and improve service quality, our business and results of operations will be susceptible to decline.

        Our business will depend on making cost-effective deliveries to broadcast stations within the time periods requested by our customers. If we are unsuccessful in making these deliveries, for whatever reason, a station might be prevented from selling airtime that it otherwise could have sold. Our ability to make deliveries to stations within the time periods requested by customers depends on a number of factors, some of which will be outside of our control, including:

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  equipment failure;

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  interruption in services by telecommunications service providers; and

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  inability to maintain our installed base of audio and video units that will comprise our distribution network.

        Stations may assert claims for lost air-time in these circumstances and dissatisfied advertisers may refuse to make further deliveries through us in the event of a significant occurrence of lost deliveries, which would result in a decrease in our revenues or an increase in our expenses, either of which could lead to a reduction in net income or an increase in net loss. Although we expect that we will maintain insurance against business interruption, such insurance may not be adequate to protect us from significant loss in these circumstances or from the effects of a major catastrophe (such as an earthquake or other natural disaster), which could result in a prolonged interruption of our business.

Our business is highly dependent on electronic video advertising delivery service deployment.

        Our inability to maintain units necessary for the receipt of electronically delivered video advertising content in an adequate number of television stations or to capture market share among content delivery customers, which may be the result of price competition, new product introductions from competitors or otherwise, would be detrimental to our business objectives and deter future growth. We have made a substantial investment in upgrading and expanding our Irving NOC and in populating television stations with the units necessary for the receipt of electronically delivered video advertising content. However, we cannot assure you that the maintenance of these units will cause this service to achieve adequate market acceptance among customers that require video advertising content delivery.

        In addition, to more fully address the needs of video delivery customers we have developed a set of ancillary services that typically are provided by dub and ship houses. These ancillary services include cataloging, physical archiving, closed-captioning, modification of slates and format conversions. We believe that we will need to provide these services on a localized basis in each of the major cities in which we provide services directly to agencies and advertisers. We currently provide certain of such services to a portion of our customers through our facilities in New York, Los Angeles, San Francisco, Detroit and Chicago. However, we may not be able to successfully provide these services to all customers in those markets or any other major metropolitan area at competitive prices. Additionally, we may not be able to provide competitive video distribution services in other U.S. markets because of the additional costs and expenses necessary to do so and because we may not be able to achieve adequate market acceptance among current and potential customers in those markets.

        While we are taking the steps we believe are required to achieve the network capacity and scalability necessary to deliver video content, such as HDTV content, reliably and cost effectively as video advertising delivery volume grows, we may not achieve such goals because they are highly dependent on the services provided by our telecommunication providers and the technological capabilities of both our customers and the destinations to which content is delivered. If our telecommunication providers are unable or unwilling to provide the services necessary at a rate we are willing to pay or if our customers and/or our delivery destinations do not have the technological capabilities necessary to send and/or receive video content, our goals of adequate network capacity and scalability could be jeopardized.

        In addition, we may be unable to retain current audio delivery customers or attract future audio delivery customers who may ultimately demand delivery of both media content unless we can successfully continue to develop and provide video transmission services. The failure to retain such customers could result in a reduction of revenues, thereby decreasing our ability to maintain profitability.

We rely on bandwidth providers or other third parties for key aspects of the process of providing products and services to our customers, and any failure or interruption in the services and products provided by these third parties could harm our ability to operate our business and damage our reputation.

        We rely on third-party vendors, including bandwidth providers. Any disruption in the network access services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. We license technology from third parties to facilitate aspects of our connectivity operations. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies could negatively impact our relationship with users and adversely affect our business and could expose us to liabilities to third parties.

If we were no longer able to obtain transmissions services from our existing or alternative providers, on terms comparable to those upon which we currently obtain the services, our business and results of operations could be harmed.

        We obtain our local access transmission services and long distance telephone access through contracts with Sprint and Verizon, both of which expire in November 2010. These agreements provide for reduced pricing in exchange for minimum purchases, as well as certain achievement credits once specified purchase levels are met. If we are not able to obtain these services from our existing or alternative providers, we would not be able to provide our services on a timely basis. In addition, any material increase in the price of either local access or long distance carrier service could increase costs or cause a significant decline in revenues. Either of these situations would harm our operating results.

We face various risks associated with purchasing satellite capacity.

        As part of our strategy of providing transmittal of audio, video, data and other information using satellite technology, we periodically purchase satellite capacity from third parties owning satellite systems. Although our management attempts to match these expenditures against anticipated revenues from sales of products or services to customers, they may not be successful at estimating anticipated revenues, and actual revenues from sales of products or services may fall below expenditures for satellite capacity. In addition, purchases of satellite capacity require a significant amount of capital. Any inability to purchase satellite capacity or to achieve revenues sufficient to offset the capital expended to purchase satellite capacity may make our business more vulnerable and significantly affect our financial condition, cash flows and results of operations.

If the existing relationship with Clear Channel Satellite Services or Intelsat is terminated, or if either Clear Channel Satellite Services or Intelsat fails to perform as required under its agreement with us, our business could be interrupted.

        We have designed and developed the necessary software to enable our current video delivery systems to receive digital satellite transmissions over the AMC-9 and Galaxy 18 satellite systems. However, the Clear Channel or Galaxy 18 satellite systems may not have the capacity to meet our future delivery commitments and broadcast quality requirements on a cost-effective basis, if at all. We have a non-exclusive agreement with Clear Channel that expires in June 2010 and Intelsat that expires in December 2013. We expect to renew and extend our agreement with Clear Channel before its expiration. The agreements provide for fixed pricing on dedicated bandwidth and give us access to satellite capacity for electronic delivery of digital audio and video transmissions by satellite. Clear Channel and Intelsat are required to meet performance specifications as outlined in the agreements, and we are given a credit allowance for future fees if Clear Channel or Intelsat do not meet these requirements. The agreements state that Clear Channel or Intelsat can terminate the agreement if we do not make timely payments or become insolvent.

Certain of our products depend on satellites; any satellite failure could result in interruptions of our service that could negatively impact our business and reputation.

        A reduction in the number of operating satellites or an extended disruption of satellite transmissions would impair the current utility of the accessible satellite network and the growth of current and additional market opportunities. Satellites and their ground support systems are complex electronic systems subject to weather conditions, electronic and mechanical failures and possible sabotage. The satellites have limited design lives and are subject to damage by the hostile space environment in which they operate. The repair of damaged or malfunctioning satellites is nearly impossible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. In addition, satellite transmission can be disrupted by natural phenomena causing atmospheric interference, such as sunspots.

        Certain of our products rely on signals from satellites, including, but not limited to, satellite receivers and head-end equipment. Any satellite failure could result in interruptions of our service, negatively impacting our business. We attempt to mitigate this risk by having our customers procure their own agreements with satellite providers.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our services, which could damage our reputation and harm our operating results.

        Our provision of our services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our Irving or Atlanta NOCs could result in lengthy interruptions in our service.

        We have experienced system failures in the past and may in the future. Any unscheduled interruption in our service puts a burden on our entire organization and may result in a loss of revenue. If we experience frequent or persistent system failures in our Irving or Atlanta NOCs or web-based management systems, our reputation and brand could be permanently harmed. The steps we have taken to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled downtime.

Our inability to enter into or develop strategic relationships in key market segments could harm our operating results.

        Our strategy depends in part on the development of strategic relationships with leading companies in key market segments, including media broadcasters and digital system providers. We may not be able to successfully form or enter into such relationships, which may jeopardize our ability to generate sales of our products or services in those segments. Specific product lines are dependent to a significant degree on strategic alliances and joint ventures formed with other companies. Various factors could limit our ability to enter into or develop strategic relationships, including, but not limited to, our relatively short operating history, history of losses and the resources available to our competitors. Moreover, the terms of strategic alliances and joint ventures may vest control in a party other than us. Accordingly, the success of the strategic alliance or joint venture may depend upon the actions of that party and not us.

Our business may be harmed if we are not able to protect our intellectual property rights from third-party challenges or if the intellectual property we use infringes upon the proprietary rights of third parties.

        The steps taken to protect our proprietary information may not prevent misappropriation of such information, and such protection may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products and services similar to ours. We consider our trademarks, copyrights, advertising and promotion design and artwork to be of value and important to our businesses. We rely on a combination of trade secret, copyright and trademark laws and nondisclosure and other arrangements to protect our proprietary rights. We generally enter into confidentiality or license agreements with our distributors and customers and limit access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

        We cannot assure you that our intellectual property does not infringe on the proprietary rights of third parties. While we believe that our trademarks, copyrights, advertising and promotion design and artwork do not infringe upon the proprietary rights of third parties, we may still receive future communications from third parties asserting that we are infringing, or may be infringing, on the proprietary rights of third parties. Any such claims, with or without merit, could be time-consuming, require us to enter into royalty arrangements or result in costly litigation and diversion of management attention. If such claims are successful, we may not be able to obtain licenses necessary for the operation of our business, or, if obtainable, such licenses may not be available on commercially reasonable terms, either of which could prevent our ability to operate our business.

We may enter into or seek to enter into business combinations and acquisitions that may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

        We recently acquired Enliven, the Vyvx advertising services business of Level 3 Communications, LLC, Pathfire, Point.360, GTN, and Fastchannel Network, Inc. Our business strategy might include the acquisition of additional complementary businesses and product lines. Any such acquisitions would be accompanied by the risks commonly encountered in such acquisitions, including:

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  the difficulty of assimilating the operations and personnel of the acquired companies;

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  the potential disruption of our business;

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  the inability of our management to maximize our financial and strategic position by the successful incorporation of acquired technology and rights into our product and service offerings;

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  difficulty maintaining uniform standards, controls, procedures and policies, with respect to accounting matters and otherwise;

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  the potential loss of key employees of acquired companies; and

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  the impairment of relationships with employees and customers as a result of changes in management and operational structure.

        We may not be able to successfully complete any acquisition or, if completed, the acquired business or product line may not be successfully integrated with our operations, personnel or technologies. Any inability to successfully integrate the operations, personnel and technologies associated with an acquired business and/or product line may negatively affect our business and results of operation. We may dispose of any of our businesses or product lines in the event that we are unable to successfully integrate them, or in the event that management determines that any such business or product line is no longer in our strategic interests.

Failure to manage future growth could hinder the future success of our business.

        Our personnel, systems, procedures and controls may not be adequate to support our existing as well as future operations. We will need to continue to implement and improve our operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage our work force. We must also continue to further develop our products and services while implementing effective planning and operating processes, such as continuing to implement and improve operational, financial and management information systems; hiring and training additional qualified personnel; continuing to expand and upgrade our core technologies; and effectively managing multiple relationships with various customers, joint venture and technological partners and other third parties.

We depend on key personnel to manage the business effectively, and if we are unable to retain our key employees or hire additional qualified personnel, our ability to compete could be harmed.

        Our future success will depend to a significant extent upon the services of Scott K. Ginsburg, Chairman of the Board and Chief Executive Officer; Omar A. Choucair, Chief Financial Officer; and Neil H. Nguyen, Executive Vice President of Sales and Operations. Uncontrollable circumstances, such as the death or incapacity of any key executive officer, could have a serious impact on our business.

        Our future success will also depend upon our ability to attract and retain highly qualified management, sales, operations, technical and marketing personnel. At the present time there is, and will continue to be, intense competition for personnel with experience in the markets applicable to our products and services. Because of this intense competition, we may not be able to retain key personnel or attract, assimilate or retain other highly qualified technical and management personnel in the future. The inability to retain or to attract additional qualified personnel as needed could have a considerable impact on our business.

We depend upon a number of single or limited-source suppliers, and our ability to produce audio and video distribution equipment could be harmed if those relationships were discontinued.

        We rely on fewer than five single or limited-source suppliers for integral components used in the assembly of our audio and video units. If a supplier were to experience financial or operational difficulties that resulted in a reduction or interruption in component supply to us, this would delay our deployment of audio and video units. We rely on our suppliers to manufacture components for use in our products. Some of our suppliers also sell products to our competitors and may in the future become our competitors, possibly entering into exclusive arrangements with our existing competitors. In addition, our suppliers may stop selling our products or components to us at commercially reasonable prices or completely stop selling our products or components to us. If a reduction or interruption of supply were to occur, it could take a significant period of time for us to qualify an alternative subcontractor, redesign our products as necessary and contract for the manufacture of such products. This would have the effect of depressing our business until we were able to establish sufficient component supply through an alternative source. We believe that there are currently alternative component manufacturers that could supply the components required to produce our products, but based on the financial condition and service levels of our current suppliers, we do not feel the need to pursue agreements or understandings with such alternative sources or pursue long-term contracts with our current suppliers. We have experienced component shortages in the past, and material component shortages or production or delivery delays may occur in the future.

We determined that there were material weaknesses in our disclosure controls and procedures such that those controls and procedures were not effective as of December 31, 2007, December 31, 2006, and December 31, 2004. In the event a material weakness occurs again in the future, our financial statements and results of operations could be harmed and you may not be justified in relying on those financial statements.

        For the year ended December 31, 2007, we determined that our disclosure controls and procedures were not effective, and we identified a material weakness in our internal controls over financial reporting related to certain deficiencies in the controls surrounding monitoring and oversight of accounting and financial reporting related to derivative instruments. For the year ended December 31, 2006, we determined that our disclosure controls and procedures were not effective, and we identified a material weakness in our internal controls over financial reporting for business combinations and stock compensation as of December 31, 2006. For the year ended December 31, 2004, we determined that our disclosure controls and procedures were not effective, and we identified a material weakness in our internal controls over financial reporting for income taxes as of December 31, 2004. In the event that these or any other material weakness occurs in the future, our financial statements and results of operations could be harmed and you may not be justified in relying on those financial statements, either of which could result in a decrease in our stock price.

Our software products may be wrongly labeled as spyware which might lead to its uninstallation, causing a decrease in our revenues.

        Our software products, including the Viewpoint Toolbar and the Media Player, have been wrongly characterized as spyware by certain security software vendors. We monitor activity in this area and undertake efforts to educate vendors about the characteristics of our software, and thus far have been successful at getting the vast majority of these vendors to change their characterization of our Viewpoint Toolbar. Should we fail to persuade such vendors about the functionality of our Viewpoint Toolbar, or not learn about a false characterization on a timely basis, a substantial number of our Viewpoint Toolbars could be uninstalled, leading to a decrease in our revenues and our business will be materially and adversely affected.

Our business may not grow if the Internet advertising market does not continue to develop or if we are unable to successfully implement our business model.

        A significant part of our business model is to generate revenue by providing interactive marketing solutions to advertisers, ad agencies and web publishers. The profit potential for this business model is unproven. For our business to be successful, Internet advertising will need to achieve increasing market acceptance by advertisers, ad agencies and web publishers. The intense competition among Internet advertising sellers has led to the creation of a number of pricing alternatives for Internet advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the Internet advertising industry in general.

        Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Advertisers may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Acceptance of our new solutions will depend on the continued emergence of Internet commerce, communication, and advertising, and demand for its solutions. We cannot provide assurance that use of the Internet will continue to grow or that current uses of the Internet are sustainable.

Our revenues are impacted by seasonal fluctuations and decreases or delays in advertising spending due to general economic conditions.

        We believe that our revenues will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year and direct marketers mail substantially more marketing materials in the third quarter of each year. Furthermore, Internet user traffic typically drops during the summer months, which reduces the number of advertisements to sell and deliver and searches performed. Expenditures by advertisers and direct marketers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers, direct marketers or the economy in general, which could alter current or prospective advertisers' spending priorities or budget cycles or extend our sales cycle. In addition, any decreases in or delays in advertising spending due to general economic conditions could reduce our revenues or negatively impact our ability to grow our revenues. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results. Our staffing and other operating expenses are based in large part on anticipated revenues. It may be difficult for us to adjust our spending to compensate for any unexpected shortfall. If we are unable to reduce our spending following any such shortfall, our results of operations would be adversely affected.

Providing full-service ad media management requires us to take on inventory risk, and could have a material impact on our working capital.

        When we provide full-service media management, we must purchase the media inventory from various publishers, and assume inventory risk on that media. Although customers are typically billed in advance for this type of service, these transactions tend to represent larger than normal cash outlays. As a result, if the customer payment is late, it would temporarily reduce our working capital until the payment is received. In addition, there is risk that the customer may not pay at all, which will dramatically hinder our cash position.

We plan to expand operations in international markets in which we have limited experience, which could harm our business, operating results and financial condition.

        We opened a Unicast office in the United Kingdom in 2007 and plan to expand our product offering in the European and other international markets. We have only limited experience in marketing and operating our products and services in international markets, and we may not be able to successfully execute our business model in these markets. In other instances, we may rely on the efforts and abilities of foreign business partners in such markets.

        We believe that as the international markets in which we operate continue to grow, competition in these markets will intensify. Local companies may have a competitive advantage because of a greater understanding and focus on the local markets. In addition, certain international markets may be slower than domestic markets in adopting the Internet as an advertising and commerce medium and so our operations in international markets may not develop at a rate that supports our level of investment.

        Other risks of doing business internationally include the following:

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  difficulties in developing, managing and staffing foreign operations;

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  stringent local labor laws or regulations;

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  currency exchange rate fluctuations;

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  trade barriers and regulations;

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  difficulty enforcing contracts in foreign jurisdictions;

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  potentially adverse tax consequences;

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  import or export restrictions; and

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  difficulties in complying with local government regulation or local laws.

Consolidation in the industries in which we operate could lead to increased competition and loss of customers.

        The Internet industry (and online advertising in particular) has experienced substantial consolidation. We expect this consolidation to continue. This consolidation could adversely affect our business and results of operations in a number of ways, including the following:

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  our customers could acquire or be acquired by our competitors and terminate their relationship with us;

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  our customers could merge with each other, which could reduce our ability to negotiate favorable terms; and

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  competitors could improve their competitive position through strategic acquisitions.

Our ad campaign management and deployment solution may not be successful and may cause business disruption.

        UAP is our proprietary ad deployment technology. We must, among other things, ensure that this technology will function efficiently at high volumes, interact properly with our database, offer the functionality demanded by our customers and assimilate our sales and reporting functions. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting our ability to deploy advertisements without significant delay to the viewer. Sustained or repeated system failures would reduce the attractiveness of our solutions to advertisers, ad agencies, and web publishers and could result in contract terminations, fee rebates and make-goods, thereby reducing revenue. Slower response time or system failures may also result from straining the capacity of our deployed software or hardware due to an increase in the volume of advertising deployed through our servers. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected.

Privacy concerns could lead to legislative and other limitations on our ability to collect usage data from Internet users, including limitations on our use of cookie or conversion tag technology and user profiling, which is crucial to our ability to provide our solutions and services to our customers.

        Our ability to conduct targeted advertising campaigns and compile data that we use to formulate campaign strategies for our customers depends on the use of "cookies" and "conversion tags" to track Internet users and their online behavior, which allows us to build anonymous user profiles and measure an advertising campaign's effectiveness. A cookie is a small file of information stored on a user's computer that allows us to recognize that user's browser when we serve advertisements. A conversion tag functions similarly to a banner advertisement, except that the conversion tag is not visible. Our conversion tags may be placed on specific pages of clients of our customers' or prospective customers' websites. Government authorities inside the United States concerned with the privacy of Internet users have suggested limiting or eliminating the use of cookies, conversion tags or user profiling. Bills aimed at regulating the collection and use of personal data from Internet users are currently pending in U.S. Congress and many state legislatures. Attempts to regulate spyware may be drafted in such a way as to include technology like cookies and conversion tags in the definition of spyware, thereby creating restrictions that could reduce our ability to use them. In addition, the Federal Trade Commission and the Department of Commerce have conducted hearings regarding user profiling, the collection of non-personally identifiable information and online privacy.

        Our foreign operations may also be adversely affected by regulatory action outside the United States. For example, the European Union has adopted a directive addressing data privacy that limits the collection, disclosure and use of information regarding European Internet users. In addition, the European Union has enacted an electronic communications directive that imposes certain restrictions on the use of cookies and conversion tags and also places restrictions on the sending of unsolicited communications. Each European Union member country was required to enact legislation to comply with the provisions of the electronic communications directive by October 31, 2003 (though not all have done so). Germany has also enacted additional laws limiting the use of user profiling, and other countries, both in and out of the European Union, may impose similar limitations.

        Internet users may also directly limit or eliminate the placement of cookies on their computers by using third-party software that blocks cookies, or by disabling or restricting the cookie functions of their Internet browser software. Internet browser software upgrades may also result in limitations on the use of cookies or conversion tags. Technologies like the Platform for Privacy Preferences (P3P) Project may limit collection of cookie and conversion tag information. Individuals have also brought class action suits against companies related to the use of cookies and several companies, including companies in the Internet advertising industry, have had claims brought against them before the Federal Trade

Commission regarding the collection and use of Internet user information. We may be subject to such suits in the future, which could limit or eliminate our ability to collect such information.

        If our ability to use cookies or conversion tags or to build user profiles were substantially restricted due to the foregoing, or for any other reason, we would have to generate and use other technology or methods that allow the gathering of user profile data in order to provide our services to our customers. This change in technology or methods could require significant reengineering time and resources, and may not be complete in time to avoid negative consequences to our business. In addition, alternative technology or methods might not be available on commercially reasonable terms, if at all. If the use of cookies and conversion tags are prohibited and we are not able to efficiently and cost effectively create new technology, our business, financial condition and results of operations would be materially adversely affected.

        In addition, any compromise of our security that results in the release of Internet users' and/or our customers' data could seriously limit the adoption of our solutions and services as well as harm our reputation and brand, expose us to liability and subject us to reporting obligations under various state laws, which could have an adverse effect on our business. The risk that these types of events could seriously harm our business is likely to increase as the amount of data we store for our customers on our servers (including personal information) and the number of countries where we operate has been increasing, and we may need to expend significant resources to protect against security breaches, which could have an adverse effect on our business, financial condition or results of operations.

If we fail to detect click-through fraud or other invalid clicks, we could lose the confidence of our advertisers, thereby causing our business to suffer.

        We are exposed to the risk of fraudulent clicks and other invalid clicks on advertisements delivered by us from a variety of potential sources. Invalid clicks are clicks that we have determined are not intended by the user to link to the underlying content, such as inadvertent clicks on the same ad twice and clicks resulting from click fraud. Click fraud occurs when a user intentionally clicks on an ad displayed on a web site for a reason other than to view the underlying content. These types of fraudulent activities could harm our business and our brand. If fraudulent clicks are not detected, the data that our solutions provide to our customers is inaccurate and the affected advertisers may lose confidence in our solutions to deliver a return on their investment. If advertisers become dissatisfied with our solutions, they may choose to do business with our competitors or reduce their Internet advertising spending, which would have a material adverse effect on our business, financial condition and results of operations.

Internet security poses risks to our entire business.

        The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of the advertiser, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition and results of operations.

Risks Relating to this Offering of Our Common Stock

The market price of our common stock is likely to continue to be volatile.

        Some of the factors that may cause the market price of our common stock to fluctuate significantly include:

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  the addition or departure of key personnel;

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  variations in our quarterly operating results;

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  announcements by us or our competitors of significant contracts, new or enhanced products or service offerings, acquisitions, distribution partnerships, joint ventures or capital commitments;

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  changes in coverage and financial estimates by securities analysts;

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  changes in market valuations of networking, Internet and telecommunications companies;

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  fluctuations in stock market prices and trading volumes, particularly fluctuations of stock prices quoted on the Nasdaq Global Market; and

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  sale of a significant number of shares of our common stock by us or our significant holders.

Sales of substantial amounts of our common stock in the public market could harm the market price of our common stock.

        The sale of substantial amounts of our shares (including shares issuable upon exercise of outstanding options and warrants to purchase our common stock) may cause substantial fluctuations in the price of our common stock. Because investors would be more reluctant to purchase shares of our common stock following substantial sales, the sale of these shares also could impair our ability to raise capital through the sale of additional stock.

Insiders have significant influence over us which could limit others' ability to influence the outcome of key transactions, including changes in control.

        As of December 31, 2009, our executive officers and directors and their respective affiliates owned approximately 10% of our common stock. As a result, these stockholders may be able to significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of us even if a change of control is in the best interest of all stockholders.

Certain provisions of our bylaws may have anti-takeover effects that could prevent a change in control even if the change would be beneficial to our stockholders.

        We have a classified board which might, under certain circumstances, discourage the acquisition of a controlling interest of our stock because such acquirer would not have the ability to replace directors except as the term of each class expires. The directors are divided into three classes with respect to the time for which they hold office. The term of office of one class of directors expires at each annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Our board of directors may issue, without stockholder approval, preferred stock with rights and preferences superior to those applicable to the common stock.

        Our certificate of incorporation includes a provision for the issuance of "blank check" preferred stock. This preferred stock may be issued in one or more series, with each series containing such rights and preferences as the board of directors may determine from time to time, without prior notice to or approval of stockholders. Among others, such rights and preferences might include the rights to dividends, superior voting rights, liquidation preferences and rights to convert into common stock. The rights and preferences of any such series of preferred stock, if issued, may be superior to the rights and preferences applicable to the common stock and might result in a decrease in the price of the common stock.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

        Following the completion of this offering, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, shares that may be issued to satisfy our payment obligations under our incentive plans, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

You will incur immediate and substantial dilution in the net tangible book value of your shares.

        If you purchase shares in this offering, the value of your shares based on our actual book value will immediately be less than the price you paid. This reduction in the value of your equity is known as dilution. This dilution occurs because the Company has substantial investment in goodwill and intangible assets as a result of recent business acquisitions. Since the calculation of tangible book value excludes goodwill and intangible assets, the Company has negative tangible book value. The additional equity raised in this offering will improve the Company's overall tangible book value, thereby causing dilution to the new investors. If the underwriters exercise their over-allotment option, or if outstanding options to purchase our common stock are exercised, investors will experience additional dilution. For more information, see "Dilution."

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

        We do not expect to pay dividends on shares of our common stock in the foreseeable future and intend to use cash to grow our business. The payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as restrictions contained in our financing facilities, earnings levels, capital requirements, our overall financial condition, and any other factors deemed relevant by our board of directors. Consequently, your only opportunity to achieve a positive return on your investment in us will be if the market price of our common stock appreciates.

We will have broad discretion in applying the net proceeds of this offering and may not use those proceeds in ways that will enhance the market value of our common stock.

        Subject to certain restrictions imposed by our financing facilities, we have significant flexibility in applying the net proceeds we will receive in this offering. We will use some of the proceeds that we receive from the sale of stock in this offering to repay outstanding indebtedness, and will use the remainder to pay the expenses of this offering, for potential acquisitions, and for working capital and general corporate purposes. For more information, see "Use of Proceeds." As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds. If we do not apply these funds effectively, we may lose significant business opportunities. Furthermore, our stock price could decline if the market does not view our use of the net proceeds from this offering favorably.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein, contain "forward-looking statements." These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, whose assumptions are based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "will," "likely," "potential" or similar expressions, we are making forward-looking statements. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of our operations.

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our actual results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. Except as required by applicable law, we undertake no obligation, and disclaim any duty, to update or revise information contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page S-11 of this prospectus supplement and page 7 of the accompanying prospectus.

        The list of factors discussed under "Risk Factors" that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

        Industry data and other statistical information used in this prospectus supplement and the accompanying prospectus are based on independent publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

 THE COMPANY

        DG FastChannel, Inc. (the "Company" or "DGFC") is a leading provider of digital technology services that enable the electronic delivery of advertisements, syndicated programs, and video news releases to traditional broadcasters, online publishers and other media outlets. We operate three nationwide digital networks out of our Network Operation Centers ("NOCs"), located in Irving, Texas ("Irving NOC"), Atlanta, Georgia ("Atlanta NOC") and Jersey City, New Jersey ("New Jersey NOC"), which link more than 5,000 advertisers, advertising agencies and content owners with more than 23,000 radio, television, cable, network and print publishing destinations and over 5,000 online publishers electronically throughout the United States, Canada, and Europe. Through our NOCs, we deliver video, audio, image and data content that comprise transactions among advertisers, content owners, and various media outlets, including those in the broadcast industries. We offer a variety of other ancillary products that serve the advertising industry.

        For the year ended December 31, 2009, we provided delivery services for 22 of the top 25 advertisers, as ranked by Ad Age. The majority of our revenue is derived from multiple services relating to electronic delivery of video and audio advertising content. Our primary source of revenue is the delivery of television and radio advertisements, or spots, which is typically performed digitally but sometimes physically. We offer a digital alternative to dub and ship delivery of spot advertising. We generally bill our services on a per transaction basis.

        Our services include online creative research, media production and duplication, distribution, management of existing advertisements and broadcast verification. This suite of innovative services addresses the needs of our customers at multiple stages along the value chain of advertisement creation and delivery in a cost-effective manner and helps simplify the overall process of content delivery. Information regarding the Company's business segments is presented in the Consolidated Financial Statements filed herewith.

        The Company was organized in 1991 and is incorporated in Delaware. Over the past five fiscal years, we have completed several strategic transactions including the following:

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  On April 15, 2005, we acquired substantially all the assets and assumed certain liabilities of privately-held Media DVX, Inc. ("MDX") for $10.0 million (excluding transaction costs) consisting of (i) $1.5 million in cash, (ii) a $6.5 promissory note, and (iii) 155,039 shares of the Company's common stock valued at $2.0 million. MDX distributed advertising content to radio and television stations utilizing conventional and electronic duplication technologies. The acquisition increased the Company's customer base and resulted in operating synergies.

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  On May 31, 2006, we completed a tax-free merger transaction with privately-held FastChannel Network, Inc. ("FastChannel") whereby FastChannel became a wholly-owned subsidiary of the Company. The $28.8 million purchase price consisted of (i) approximately 5.2 million shares of the Company's common stock valued at $27.4 million, and (ii) approximately $1.4 million of transaction costs. Similar to the Company, FastChannel operated a digital distribution network serving the advertising and broadcast industries. The merger with FastChannel expanded the Company's "footprint" (i.e., electronic network), increased our customer base, and resulted in operating synergies.

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  On June 4, 2007, we acquired privately-held Pathfire, Inc. ("Pathfire") for $29.7 million in cash. Pathfire distributes third-party long-form content, such as news and syndicated programming, through a proprietary server-based network via satellite and Internet channels. The acquisition increased the Company's customer base and resulted in operating synergies.

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  In December 2006 and early 2007, we acquired an approximate 16% interest in Point.360. On August 13, 2007, we completed the purchase of all of the issued and outstanding shares of common stock of Point.360 that we did not already own (approximately 84%) in exchange for

    2.0 million shares of our common stock. In the aggregate, the total purchase price was valued at $49.7 million. The acquisition increased the Company's customer base and resulted in operating synergies. Immediately prior to the exchange, Point.360 spun off its post-production operations to its shareholders (other than the Company), such that on the closing date, Point.360 consisted solely of an advertising services operation.

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  On August 31, 2007, we acquired substantially all the assets of privately-held GTN, Inc. ("GTN") for $11.5 million in cash (including transaction costs). GTN provided media services in Detroit, Michigan and was focused on the automotive advertising market. GTN also had post production operations that the Company sold immediately following the closing of the acquisition for $3.0 million in cash. The acquisition increased the Company's customer base and resulted in operating synergies.

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  On March 13, 2008, we amended and restated our $85 million credit agreement with a new six-year, $145 million senior credit facility (the "Senior Credit Facility") with our existing and two additional lenders.

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  On June 5, 2008, we completed the acquisition of substantially all of the assets and certain liabilities of the Vyvx advertising services business ("Vyvx"), including its distribution, post-production and related operations, from Level 3 Communications, Inc. ("Level 3") for approximately $135.4 million in cash (including transaction costs). Vyvx operated an advertising services and distribution business similar to the Company's video and audio content distribution business. The purpose of the acquisition was to expand the Company's customer base and operations, and resulted in operating synergies.

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  In May 2007 we acquired 10.8 million shares, or 13% of the then outstanding shares, of Enliven Marketing Technologies Corporation's ("Enliven") common stock. On October 2, 2008, we completed a merger with Enliven. Pursuant to the merger agreement, as amended, we exchanged 0.033 of a share of our common stock for each of the approximately 88 million shares of Enliven common stock outstanding and not previously held by us. In the aggregate, we issued approximately 2.9 million shares of our common stock in the exchange. In the aggregate, including shares of Enliven previously held, the purchase price was $74.6 million. The purpose of the acquisition was to expand our customer base and expand our service offerings.

Industry Background

        There are approximately 11,000 commercial radio and 4,500 television, cable and network broadcast stations in the United States and Canada. These stations primarily generate revenue by selling airtime to advertisers. In addition, there are approximately 8,100 daily and weekly newspapers in circulation in the United States. Newspapers also primarily generate revenues from advertising. Advertising is most frequently produced under the direction of advertising agencies for large national or regional advertisers or by station personnel for local advertisers. Television advertising is characterized as network or spot, depending on how it is purchased and distributed. Network advertising typically is delivered to stations as part of a network feed (bundled with network programming), while spot advertising is delivered to stations independently of other programming content.

        Advertising agencies and advertisers use third-party service companies to ensure their media assets are delivered to multiple broadcast destinations on a time-sensitive basis. Certain advertising campaigns can be extremely complex and include dozens of commercial television and radio spots which may require delivery to hundreds of discrete media locations across the United States. Additionally, advertising agencies and advertisers require certain quality control standards, web-based order management capabilities and certain tagging/editing functions by the third party service provider.

Finally, these service providers must offer immediate confirmation of the delivery of the commercial content to the media outlet and detailed billing services.

        Broadcast media time is typically purchased by advertising agencies or media buying firms on behalf of advertisers. Advertisers, their agencies and media buying firms select individual stations or groups of stations to support marketing objectives, which usually are based on the stations' geographic and demographic characteristics. The actual commercials or spots are typically produced at a digital production studio and recorded on digital tape. Variations of the spot intended for specific demographic groups are also produced at this time. The spots undergo a review of quality and content before being cleared for distribution to broadcast stations, and can be delivered physically, via the traditional dub and ship method, or electronically.

        While many radio and television broadcasters now embrace digital technology for much of their production processes and in-station media management, current methods for the distribution of audio and video advertising content still include manual duplication and physical delivery of analog tapes. Many companies, commonly known as dub and ship houses, duplicate audio and video tapes, assemble them according to agency specified bills of material and package them for air express delivery. Advertisers and their agencies can choose to have advertising content delivered electronically via the Internet and satellite transmissions. Electronic transmission has several advantages over dub and ship delivery, including: cost, transmission time, labor, materials, quality of content and control of distribution. The amount of advertising content transmitted electronically has steadily increased, and we estimate that approximately 95% of radio spots and approximately 60% of video spots are now electronically distributed. We believe that these figures will continue to grow as advertisers continue to take advantage of the benefits of electronic distribution.

        Radio and television continue to attract significant portions of the advertising dollars spent by advertisers and advertising agencies and represent powerful mediums for cost-effectively reaching large, targeted audiences and offer the accountability and returns that advertisers increasingly demand.

        The unique capabilities of online advertising, the growing number of Internet users and increased Internet traffic have contributed to rapid growth in online advertising spending over the last several years. According to eMarketer, an advertising trade journal, online advertising represented 13.7% of the total United States advertising market in 2009. ZenithOptimedia predicts worldwide online advertising spending will increase to 16.2% of the total worldwide advertising market by 2012. Additionally, according to the ZenithOptimedia, global online advertising expenditures are projected to grow from $54.1 billion in 2009 to $77.5 billion in 2012, representing a compound annual growth rate of 12.75%. eMarketer predicts online advertising expenditures in the United States are to grow from $22.4 billion in 2009 to $34.0 billion in 2014, representing a compound annual growth rate of 8.7%.

        While historically a large component of online advertising market growth was driven by Internet-centric publishers, retailers and direct marketing providers, traditional media advertisers, including consumer packaged goods and brand advertisers, are increasingly recognizing the significance and unique capabilities of the Internet and are allocating more of their marketing budgets to online advertising. The growth in online advertising is also being driven by strong increases in online brand marketing through display ads, rich media and video ads. While the majority of online advertising spending is still allocated to direct response campaigns, including paid search ads, classifieds, e-mail advertising and lead generation or referrals, advertisers are increasingly recognizing the potential offered by the unique branding capabilities of the Internet. As a result, many advertisers seek to utilize innovative media formats to create highly engaging brand experiences for their online customers. According to eMarketer, online video advertising and rich media advertising are expected to be the fastest growing advertising formats in the United States and spending is projected to increase from $1.0 billion and $1.5 billion in 2009 to over $5.2 billion and $2.1 billion, respectively, in 2014, representing a compound annual growth rate of 39% and 7%, respectively. Emerging media formats and channels, such as mobile devices, game consoles and on-demand television, provide significant opportunities for advertisers to expand audience reach and strengthen their relationship with their target audience in innovative ways. Forrester Research projects United States advertising spending in emerging media channels to grow from $1.0 billion in 2007 to $10.6 billion in 2012, representing a compound annual growth rate of 59%.

        In 2009, a shift began from digital marketing to an interactive approach with consumers. Interactive marketing creates a two-way interaction with consumers. Marketing dollars to interactive marketing such as social media via the Internet or mobile devices are increasing. Forrester Research projects United States advertising spending on interactive media to grow from $25.6 billion in 2009 to $55.0 billion in 2014, representing a compound annual growth rate of 17%.

Our Services

        Through our suite of innovative services, we seek to address the needs of advertisers at various stages along the value chain of advertisement creation and delivery. These include idea generation, production and duplication, content distribution, media asset management and broadcast verification products. By offering services that encompass multiple stages of content creation and delivery, we are able to simplify the workflow process for advertisers. We believe our solutions offer advertisers tools essential to the creation and strategic distribution of advertisements in a cost-effective manner. We continually upgrade our systems to meet our customer's needs. During the years ended December 31, 2009, 2008, and 2007 we spent $6.3 million, $4.3 million and $3.2 million, respectively, on research and development activities, none of which were sponsored by customers. Our services address our clients' needs for efficient, accurate and reliable solutions for the development and delivery of advertising content across a wide spectrum of media, and include the following offerings:

        Advertising Distribution.    We provide primarily electronic and, to a lesser extent, physical distribution of broadcast advertising content to broadcast stations throughout the United States and Canada. We operate a digital network, currently connecting more than 5,000 advertisers and advertising agencies with approximately 4,500 television, cable and network broadcast destinations, approximately 11,000 radio stations, and approximately 8,100 daily and weekly newspapers in circulation in the United States and Canada. Our network enables the rapid, cost-effective and reliable electronic transmission of video and audio spots and other content and provides a high level of quality, accountability and flexibility to both advertisers and broadcasters. Our technologically advanced digital network delivers near master quality video and audio to broadcasters, which is equal or superior to the content currently delivered on dub and ship analog tapes. Our network routes transmissions to stations through an automated online transaction and delivery system, enabling delivery in as little as one hour after an order is received.

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  Video.  We receive video content electronically primarily via our proprietary file transfer software that is deployed in post production studios. Video content also can be ingested through our various regional operations facilities throughout the United States. When video content is received, our employees conduct a quality control of the content, digitize the material and upload the content to our NOC, where it is combined with the customer's electronic transaction to transmit the various combinations of video to designated television stations. Video transmissions are sent via a high-speed fiber link to the digital satellite uplink facility over which they are then delivered directly to Company-owned servers, called DG FastChannel HD Xtreme™ servers, that we have placed in television stations and cable interconnects.

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  Audio.  Audio content can be uploaded via the Internet electronically. In addition, audio can be received using our Upload Internet audio collection system. Audio transmissions are delivered over the Internet via our SpotCentral audio application that allows the radio stations to download the radio spots on demand.

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  Print.  Print content can be uploaded via the Internet electronically into our print media distribution system. Print transmissions are delivered over the Internet to various newspaper locations via proprietary web-based software applications. The print transmissions are modified to the specific format as required by the individual newspapers.

        Video and audio transmissions are received at designated television and radio stations on DG FastChannel Spot Boxes, Client Workstations and Digital Media Managers. The servers enable stations to receive and play back material delivered through our digital distribution network. The units are owned by us and typically installed in the master control or production area of the stations. Upon receipt, station personnel generally review the content and transfer the spot to a standardized internal station and format for subsequent broadcast. Through our NOCs, we monitor the spots stored in each of our servers and ensure that space is always available for new transmissions. We can quickly transmit video or audio at the request of a station or in response to a customer who wishes to alter an existing order, allowing us to effectively adapt to customer needs and to distribute to hundreds of locations in as little as one hour, which would be impossible for traditional physical dub and ship houses.

        We offer various levels of digital video and audio distribution services to advertisers distributing content to broadcasters. These include the following: DGFC Priority, a service which guarantees arrival of the first spot on an order within one hour; DGFC Express, which guarantees arrival within four hours; DGFC Standard, which guarantees arrival by noon the next day; and DGFC Economy, which guarantees arrival by noon on the second day. We also offer a set of premium services enabling advertisers to distribute video or audio spots provided after normal business hours. We generally charge a fee per delivery for our advertising distribution service, which varies based on the service level ordered by the customer.

        In addition to our standard services, we have developed unique products to service customers with particular time-sensitive delivery needs, including the delivery of political advertising during election campaigns, providing a rapid response mechanism for candidates and issue groups.

        Online Advertising Solutions.    We offer an online advertising campaign management and deployment product known as the "Unicast Advertising Platform" ("UAP"). UAP permits publishers, advertisers, and their agencies to manage the complex process of deploying online advertising campaigns. This process includes creating the advertising assets, selecting the sites on which the advertisements will be deployed, setting the campaign parameters (ad rotation, the frequency with which an ad may be deployed, and others), deployment, and tracking of campaign results.

        The UAP integrates creative assembly with campaign management and detailed performance analysis. In addition, UAP has the broad capabilities to deliver multiple ad formats and media types, including several different video formats, 3D content, and all major "rich media" formats.

        UAP is "technology agnostic," meaning it delivers advertisements that utilize all major technologies and formats. UAP offers a suite of products including Unicast Transitional (full screen and partial screen video and interactive ads that are shown to consumers as they navigate between pages), Unicast In-Page (video and interactive ads embedded within web pages including standard and expandable banners, pre-roll and post-roll ads), and Unicast Over-the-Page (video and interactive ads that "float"/play over the top of an Internet site page).

        We offer these advertising formats delivered through UAP to customers, charging them in the standard manner consistent with industry practices with fees based on the number of times an advertisement is deployed (i.e., on a "CPM", or cost per thousand impression basis). CPM fees vary by type of advertisement, with static ads realizing relatively low fees and rich media ads—particularly video ads—realizing higher fees. Rates charged for advertising ranged from $0.02 to $5.25 per thousand impressions in 2009.

        Long-form Programming Distribution.    The Company also delivers its digital video broadcast services through our Digital Media Gateway® ("DMG") owned and operated by Pathfire, our wholly-owned subsidiary. The DMG consists of hardware and a suite of software applications that enable content creators and distributors to ingest, digitize, transport, store and prepare digital video media assets for broadcast. The DMG incorporates a sophisticated IP multicast network of satellites and can deliver all forms of video content including news, Video News Releases ("VNR"s), syndicated programming, infomercials, and Electronic Press Kits ("EPK"s). Another feature of the DMG is a terrestrial-based return-path network, which automatically tracks and notifies the Atlanta NOC of transmission failures, system health problems and content usage data. When notified of a transmission failure, the system automatically resends lost data packets using the minimum bandwidth necessary to complete the transmission. The DMG also uses the terrestrial network to send notification that the complete digital video transmission has been received in the DMG server at the broadcast television station. This system is fully automated and involves only minimal intervention by station technicians and customer support staff.

        The DMG platform consists of both hardware and software applications. These applications are responsible for three main tasks: managing the flow of digital video content from its source to Pathfire-enabled digital uplinks; managing the transmission of digital video content using Pathfire's IP multicast store-and-forward software algorithms from the digital uplink system to DMG caching servers at the stations; and managing the workflows for video assets from the DMG caching servers through various station systems.

        The first group of applications, Pathfire DMG submission and associated tools, works with both analog and digital video. If post-production output is on videotape, Pathfire's software digitizes or encodes the video into the appropriate digital format and delivers it to the uplink system. If post-production output is in digital video format, the application checks the digital formatting, makes any necessary changes, extracts the video attributes as metadata and pulls the digital files into the uplink transmission system.

        The second group of applications stores the content in the uplink system, prepares it for the satellite uplink by managing the transmission scheduling based on bandwidth and Service Level Agreement ("SLA") requirements and then sends the video through the satellite network to the DMG server at the receiving station. The distribution system is capable of managing transmission over the multicast satellite network and the Internet simultaneously. The distribution system repairs any lost data either by employing a packet-based algorithm or by retransmitting missing data based on an intelligent retry scheme built into the multicast protocol, or a combination of both. The receiving system sends confirmation that the digital files have been received through the Internet-based return path network to the Atlanta NOC.

        The third group of applications provides asset management functionality and manages the flow of content once it is received at the station by the DMG server. These applications provide stations with metadata, which helps the stations organize and manage the video for preview and for moving high resolution content from the DMG server through the station's infrastructure to the station's on-air system. Pathfire's asset management products in the station allow content to be moved as analog video or as a digital file. Interfaces have also been designed to deliver content and frame accurate metadata to the station's edit systems, newsroom computer systems, traffic systems, automation systems and play-to-air servers.

        The Pathfire DMG platform includes several content-specific solutions such as DMG Syndication, DMG News and DMG EPKs.

        For syndicated television shows and movies, Pathfire created Pathfire DMG Syndication. The application suite enables syndicators to deliver, track, manage and verify both standard definition and high definition programming to broadcast stations more efficiently. By automating processes, providing tracking information and greatly reducing missed feeds, Pathfire Syndication facilitates content delivery between syndicators and stations. Automated content delivery to broadcast stations through the Pathfire network minimizes the need to schedule or monitor satellite feeds and eliminates the need for tape. Broadcast-quality content arrives on Pathfire servers at stations, where users can access and manage content and metadata through the DMG desktop application. Pathfire DMG Syndication also integrates with existing downstream gear and helps with automation tasks at the station reducing manual labor costs. Pathfire DMG Syndication delivers frame-accurate timing sheets and desktop control for program directors and traffic managers, significantly reducing show preparation labor because station personnel no longer have to manually time syndicated show segments.

        Online Creative Research.    We own and maintain an online database of content and credits of U.S. television commercials for the advertising and TV commercial production industry. We believe that this is the most comprehensive online television commercial information service available to advertising agencies and production companies. Our SourceEcreative (formerly known as "Source TV") database includes information relating to commercials, individuals and companies. Customers can use our robust search engine specifically designed for the advertising industry. SourceEcreative allows users to find out which director, post house, composer or other production resource worked on specific spots, enabling advertising agencies to identify creative and production resources, and to accelerate their creative development process. Information can be provided via fax, phone, e-mail or over the Internet. SourceEcreative services most of the major U.S. advertising agencies and production companies, as well as television networks, programs and industry associations.

        Creative and Digital Marketing Solutions    In 2008, as part of our Enliven acquisition, we acquired Springbox, Ltd. ("Springbox"), an Austin-based interactive marketing firm with expertise in digital web marketing and creative solutions that provides fee-based professional services for creating content and implementing visualization solutions. Springbox provides web based marketing solutions for numerous global clients. Springbox was acquired to align with our strategy to enhance our web based product offerings, in order to meet the escalating demand for creative digital and Internet solutions from our clients. Springbox provides creative solutions that can be leveraged across the UAP and integrated with our premium rich media ad delivery capabilities. This combined offering is the next step in the evolution of our business, and will better position us to take advantage of the market opportunity for integrated online marketing solutions.

        Springbox allows us to provide full service interactive marketing solutions for our clients. Additionally, the division supports the development of advanced advertising formats and advertising content making use of UAP more appealing to marketers. Finally these services keep us on the cutting-edge of the industry, giving us hands-on experience with the design, creation and deployment of rich media websites.

        Media Production and Duplication.    Our production and duplication capabilities allow us to provide customers with ancillary services, which are offered in addition to our primary distribution service. Our services include storage of client masters or storyboards, editing of materials, tagging content, dubbing, video duplication and copying of media onto various physical multimedia formats, such as CD, DVD or tape. We believe these add-on service offerings allow us to better service our customers by reducing the number of vendors necessary to create and distribute advertisements.

        Media Asset Management.    Our digital media asset management solution simplifies spot management, access, storage and collaboration for our customers. Our media asset management solution is integrated with our distribution system, enabling automatic archiving of trafficked spots, online search, send-for-review and review-and-approval capabilities, automated digital storyboarding, streaming previews, a comprehensive order and market data history for each spot, script attachment capability and online search, sort, retrieve and hardcopy fulfillment.

Corporate Information

        We were incorporated in California in 1991 and reincorporated in Delaware in 2001. We operate through DG FastChannel, Inc. and our companies Pathfire and Enliven. Our principal executive offices are located at 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039. Our main telephone number is (972) 581-2000. Our website addresses are www.dgfastchannel.com, www.pathfire.com, www.unicast.com, www.sourceecreative.com and www.springbox.com. The information contained on our websites or that can be accessed through our websites does not constitute part of this prospectus supplement or the accompanying prospectus.

 USE OF PROCEEDS

        We expect to receive net proceeds of approximately $         million from the sale of the shares of our common stock in this offering, or $         million if the underwriters exercise their over-allotment option in full, based on a public offering price of $         per share after deducting the estimated expenses related to this offering and the underwriting discounts and commissions payable by us.

        We intend to use the net proceeds from this offering as follows:

  •
  to repay or refinance all or a portion of our indebtedness outstanding under our credit facility;

  •
  for potential future business acquisitions, although none are currently planned; and

  •
  for working capital and general corporate purposes.

        As of December 31, 2009, borrowings under our credit facility bore interest at a weighted average rate of 5.8% per annum excluding the amortization of loan origination fees and expenses. Our credit facility matures in March 2014. The use of proceeds for the borrowings under our credit facility were for previous business acquisitions.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock currently is quoted on the Nasdaq Global Market under the symbol "DGIT." The following table provides, for the periods indicated, the high and low bid quotations per share of our common stock on the Nasdaq Global Market.

	High	Low
Fiscal 2010
First Quarter	$34.99	$25.53
Second Quarter (through April 6, 2010)	33.70	30.77
Fiscal 2009
First Quarter	$19.90	$12.44
Second Quarter	$24.44	$17.21
Third Quarter	$21.57	$16.39
Fourth Quarter	$29.37	$20.00
Fiscal 2008
First Quarter	$26.08	$17.31
Second Quarter	$20.79	$16.11
Third Quarter	$24.40	$15.86
Fourth Quarter	$21.87	$11.66

        On April 6, 2010 the last sale price reported on the Nasdaq Global Market for our common stock was $33.69 per share. As of that date, there were approximately 239 holders of record of our common stock. The foregoing table shows only historical comparisons. The comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

        We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results.

 CAPITALIZATION

        The following table sets forth our cash, cash equivalents and short-term investments and our consolidated capitalization as of December 31, 2009:

  •
  on an actual basis; and

  •
  on an adjusted basis, to give effect to the use of the estimated net proceeds of this offering as described in "Use of Proceeds" as if it had occurred on December 31, 2009.

        You should read this table in conjunction with our consolidated financial statements and the related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, and the discussion under "Use of Proceeds" included elsewhere in this prospectus supplement.

	As of December 31, 2009
	Actual	As Adjusted
	(In thousands)
Cash, cash equivalents and short-term investments	$33,870	$

Debt (including current maturities):
Capital lease obligations	—		—
Long-term debt under credit facility (including current portion)	102,462
Other notes payable			—

Total debt
Stockholders' equity:
Common stock, par value $0.001 per share; 200,000 shares authorized; 23,989 outstanding shares, actual; and outstanding shares, as adjusted	24
Additional capital	494,783
Accumulated deficit	(145,365)
Accumulated other comprehensive loss	(1,423)
Treasury stock, 56 shares	(853)

Total stockholders' equity	347,166

Total capitalization	$478,392	$

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase the respective number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners, LLC
BMO Capital Markets Corp.

Total

        The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

        If the underwriters sell more shares than the above number, the underwriters have a pro rata option for 30 days to buy up to an additional                 shares from us at the public offering price less the underwriting commissions and discounts to cover these sales.

        The underwriters propose to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus supplement. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times. In connection with the sale of the shares of common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts.

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters, and a nonaccountable expense allowance we will pay to Roth Capital Partners, LLC:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions payable by us to the underwriters	$	$	$	$
Nonaccountable expense allowance payable by us to Roth Capital Partners, LLC	$	$	$	$

        We estimate that total expenses payable by us with respect to this offering, excluding underwriting discounts and commissions and the nonaccountable expense allowance, will be approximately $                . We have agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock for a period of 90 days, subject to an 18 day extension under certain circumstances, following the date of the underwriting agreement.

        Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

        Our common stock is traded on the Nasdaq Global Market under the symbol "DGIT."

        The underwriters and their respective affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

        This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriters participating in the offering or by their respective affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters' websites and any information contained in any other website maintained by the underwriters is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP of Washington, District of Columbia DLA Piper LLP of Phoenix, Arizona will act as counsel for the underwriters.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

        This prospectus supplement and accompanying prospectus do not contain all of the information included in the registration statement we have filed with the SEC. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus supplement and accompanying prospectus or any of the documents incorporated herein or therein about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus supplement:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 10, 2010;

  •
  our current report on Form 8-K, as filed with the SEC on March 15, 2010;

  •
  the description of our common shares contained in the Registration Statement on Form 8-A filed with the SEC on January 26, 1996, including any amendment or report filed for the purposes of updating such description; and

  •
  future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement and the accompanying prospectus.

        You may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

                  Omar A. Choucair
                  Chief Financial Officer
                  DG FastChannel, Inc.
                  750 West John Carpenter Freeway, Suite 700
                  Irving, Texas 75039
                  (972) 581-2000

        Any statement contained in this prospectus supplement and the accompanying prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

DG FastChannel, Inc.

750 West John Carpenter Freeway, Suite 700
Irving, Texas 75039
(972) 581-2000

5,160,492 Shares of Common Stock

               Preferred Stock

        We may sell from time to time up to 4,500,000 shares of common stock and up to $75,000,000 of shares of preferred stock offered by this prospectus. We will describe the specific terms and amounts of the common stock and preferred stock offered in a prospectus supplement that will accompany this prospectus. You should read both the prospectus supplement and this prospectus carefully before you invest in our common stock or preferred stock.

        The selling stockholders are offering to register for sale from time to time up to 660,492 shares of our common stock under this prospectus. These shares relate to previously issued warrants which are scheduled to expire on December 31, 2010. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

        Our common stock is listed on the Nasdaq Global Market under the symbol "DGIT." On December 24, 2009 the closing price for the common stock as reported on Nasdaq was $27.89 per share.

        Investing in our securities involves risks that are described in the section entitled "Risk Factors" beginning on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2009

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of common and preferred stock. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information" and "Documents Incorporated by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

        Unless the context otherwise requires, the terms "DG FastChannel," "we," "our," "us," and the "Company" refer to DG FastChannel, Inc., a Delaware corporation.

 PROSPECTUS SUMMARY

        This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

The Company

        DG FastChannel, Inc. (the "Company" or "DGF") is a leading provider of digital technology services that enable the electronic delivery of advertisements, syndicated programs, and video news releases to traditional broadcasters, online publishers and other media outlets. We operate three nationwide digital networks out of our Network Operation Centers, located in Irving, Texas ("Irving NOC"), Atlanta, Georgia ("Atlanta NOC") and New Jersey ("New Jersey NOC") which link more than 5,000 advertisers, advertising agencies and content owners with more than 21,000 radio, television, cable, network and print publishing destinations and over 5,000 online publishers electronically throughout the United States, Canada, and Europe. Through our NOCs, we deliver video, audio, image and data content that comprise transactions among advertisers, content owners, and various media outlets, including those in the broadcast industries. We offer a variety of other ancillary products that serve the advertising industry.

        For the year ended December 31, 2008, we provided delivery services for 22 of the top 25 advertisers, as ranked by Ad Age. The majority of our revenue is derived from multiple services relating to electronic delivery of video and audio advertising content. Our primary source of revenue is the delivery of television and radio advertisements, or spots, which is typically performed digitally but sometimes physically. We offer a digital alternative to dub and ship delivery of spot advertising. We generally bill our services on a per transaction basis.

        Our services include online creative research, media production and duplication, distribution, management of existing advertisements and broadcast verification. This suite of innovative services addresses the needs of our customers at multiple stages along the value chain of advertisement creation and delivery in a cost-effective manner and helps simplify the overall process of content delivery. Information regarding the Company's business segments is presented in the Consolidated Financial Statements incorporated by reference herein.

        The Company was organized in 1991 and is incorporated in Delaware. Over the past five fiscal years, we have completed several strategic transactions including the following:

  •
  On June 1, 2004, we acquired substantially all the broadcast distribution assets and certain liabilities from privately-held Applied Graphics Technologies, Inc. ("AGT") for $15.0 million in cash. AGT distributed advertising content to radio and television stations utilizing conventional and electronic duplication technologies. The acquisition increased the Company's customer base and resulted in operating synergies.

  •
  On August 31, 2004, we acquired substantially all the assets and certain liabilities of privately-held SourceEcreative, Inc. ("SourceEcreative") for $3.8 million in cash. Our SourceEcreative division offers a complete online resource and searchable database of over 350,000 television commercials, both on a subscription and per-transaction basis. The acquisition expanded the Company's media asset management services to advertising agencies.

  •
  On April 15, 2005, we acquired substantially all the assets and assumed certain liabilities of privately-held Media DVX, Inc. ("MDX") for $10.0 million (excluding transaction costs) consisting of (i) $1.5 million in cash, (ii) a $6.5 promissory note, and (iii) 155,039 shares of the Company's common stock valued at $2.0 million. MDX distributed advertising content to radio and television stations utilizing conventional and electronic duplication technologies. The acquisition increased the Company's customer base and resulted in operating synergies.

  •
  On May 31, 2006, we completed a tax-free merger transaction with privately-held FastChannel Network, Inc. ("FastChannel") whereby FastChannel became a wholly-owned subsidiary of the Company. The $28.8 million purchase price consisted of (i) approximately 5.2 million shares of the Company's common stock valued at $27.4 million, and (ii) approximately $1.4 million of transaction costs. Similar to the Company, FastChannel operated a digital distribution network serving the advertising and broadcast industries. The merger with FastChannel expanded the Company's "footprint" (i.e., electronic network), increased our customer base, and resulted in operating synergies.

  •
  On June 4, 2007 we acquired privately-held Pathfire, Inc. ("Pathfire") for $29.3 million in cash (net of cash acquired). Pathfire distributes third-party long-form content, such as news and syndicated programming, through a proprietary server-based network via satellite and Internet channels. The acquisition increased the Company's customer base and resulted in operating synergies.

  •
  In December 2006 and early 2007, we acquired an approximate 16% interest in Point.360. On August 13, 2007, we completed the purchase of all of the issued and outstanding shares of common stock of Point.360 that we did not already own (approximately 84%) in exchange for 2.0 million shares of our common stock. Immediately prior to the exchange, Point.360 spun off its post-production operations to its shareholders (other than the Company), such that on the closing date, Point.360 consisted solely of an advertising services operation.

  •
  On August 31, 2007, we acquired substantially all the assets of privately-held GTN, Inc. ("GTN") for $11.5 million in cash (including transaction costs). GTN provided media services in Detroit, Michigan and was focused on the automotive advertising market. GTN also had post-production operations that the Company sold immediately following the closing of the acquisition for $3.0 million in cash. The acquisition increased the Company's customer base and resulted in operating synergies.

  •
  On March 13, 2008, we amended and restated our $85 million Credit Agreement with a new six-year, $145 million senior credit facility (the "New Credit Facility") with our existing and two additional lenders.

  •
  On June 5, 2008, we completed the acquisition of substantially all of the assets and certain liabilities of the Vyvx advertising services business ("Vyvx"), including its distribution, post-production and related operations, from Level 3 Communications, Inc. ("Level 3") for approximately $135.4 million in cash (including transaction costs). Vyvx operated an advertising services and distribution business similar to the Company's video and audio content distribution business. The purpose of the acquisition was to expand the Company's customer base and operations.

  •
  In May 2007 we acquired 10.8 million shares, or 13% of the then outstanding shares, of Enliven Marketing Technologies Corporation ("Enliven") common stock. On October 2, 2008, we completed a merger with Enliven. Pursuant to the merger agreement, as amended, we exchanged 0.033 of a share of our common stock for each of the approximately 88 million shares of Enliven common stock outstanding and not previously held by us. In the aggregate, we issued approximately 2.9 million shares of our common stock in the exchange valuing the newly acquired Enliven equity at approximately $66 million. In addition, we assumed $5 million of Enliven's debt. The purpose of the acquisition was to extend our customer base and expand our service offerings.

(in thousands, except per share amounts)

	For the nine months ended		For the years ended December 31,
	September 30, 2009	September 30, 2008	2008	2007	2006	2005	2004
	(unaudited)
Income (loss) from continuing operations	$10,538	$9,594	$15,079	$10,870	$379	$(1,973)	$10,037
Net income (loss)	$10,538	$9,594	$15,079	$10,413	$(649)	$(1,090)	$3,204
Income (loss) per common share from continuing operations
Basic	$0.47	$0.53	$0.81	$0.65	$0.04	$(0.27)	$1.38
Diluted	$0.46	$0.52	$0.79	$0.64	$0.04	$(0.27)	$1.37
Net income (loss) per common share
Basic	$0.47	$0.53	$0.81	$0.63	$(0.06)	$(0.15)	$0.44
Diluted	$0.46	$0.52	$0.79	$0.61	$(0.06)	$(0.15)	$0.44
Weighted average common shares outstanding
Basic	22,101	17,927	18,642	16,631	10,568	7,378	7,277
Diluted	22,557	18,390	19,073	17,096	10,568	7,378	7,330

        Our common stock is listed on the Nasdaq Global Market under the symbol "DGIT." Our principal executive offices are located at 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039, and our telephone number at that address is (972) 581-2000.

The Securities We May Offer

        Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the offering. The following is a summary of the securities we may offer with this prospectus.

Common Stock

        We or the selling stockholders may offer shares of our common stock, par value $0.001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and certain results of operations of the Company.

Preferred Stock

        We may offer shares of our preferred stock, par value $0.001 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled "Risk Factors" in this prospectus, and in the section entitled "Risk Factors" in supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

        In evaluating an investment in our Company, the following risk factors should be considered.

The media distribution products and services industry is divided into several distinct markets, some of which are relatively mature while others are growing rapidly. If the mature markets begin to decline at a time when the developing markets fail to grow as anticipated, it will be increasingly difficult to maintain profitability.

        To date, our design and marketing efforts for our products and services have involved the identification and characterization of the broadcast market segments within the media distribution products and services industry that will be the most receptive to our products and services. We may not have correctly identified and characterized such markets and our planned products and services may not address the needs of those markets. Furthermore, our current technologies may not be suitable for specific applications within a particular market and further design modifications, beyond anticipated changes to accommodate different markets, may be necessary.

        While the electronic distribution of media has been available for several years and growth of this market is modest, many of the products and services now on the market are relatively new. It is difficult to predict the rate at which the market for these new products and services will grow, if at all. Even if the market does grow, it will be necessary to quickly conform our products and services to customer needs and emerging industry standards in order to be a successful participant in those markets, such as the market for HD spots. If the market fails to grow, or grows more slowly than anticipated, it will be difficult for any market participant to succeed and it will be increasingly difficult for us to maintain profitability.

        To sustain profitability and growth, we must expand our product and service offerings beyond the broadcast markets to include additional market segments within the media distribution products and services industry. Potential new applications for our existing products in new markets include distance learning and training, finance and retail. While our products and services could be among the first commercial products that may be able to serve the convergence of several industry segments, including digital networking, telecommunications, compression products and Internet services, our products and services may not be accepted by that market. In addition, it is possible that:

  •
  the convergence of several industry segments may not continue;

  •
  the markets may not develop as a result of such convergence; or

  •
  if markets develop, such markets may not develop either in a direction beneficial to our products or product positioning or within the time frame in which we expect to launch new products and product enhancements.

        Because the convergence of digital networking, telecommunications, compression products and Internet services is new and evolving, the growth rate, if any, and the size of the potential market for our products cannot be predicted. If markets for these products fail to develop, develop more slowly than expected or become served by numerous competitors, or if our products do not achieve the anticipated level of market acceptance, our future growth could be jeopardized. Broad adoption of our products and services will require us to overcome significant market development hurdles, many of which we cannot predict.

The industry is in a state of rapid technological change and we may not be able to keep up with that pace.

        The advertisement distribution and asset management industry is characterized by extremely rapid technological change, frequent new products, service introductions and evolving industry standards. The introduction of products with new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to enhance existing products and services, develop and introduce new products and services that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers, including the need for HD spots. We may not succeed in developing and marketing product enhancements or new products and services that respond to technological change or emerging industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and services. Our products and services may not adequately meet the requirements of the marketplace and achieve market acceptance. If we cannot, for technological or other reasons, develop and introduce products and services in a timely manner in response to changing market conditions, industry standards or other customer requirements, particularly if we have pre-announced the product and service releases, our business, financial condition, results of operations and cash flows will be harmed.

The marketing and sale of our products and services involve lengthy sales cycles. This makes business forecasting extremely difficult and can lead to significant fluctuations in quarterly results.

        Due to the complexity and substantial cost associated with providing integrated product and services to provide audio, video, data and other information across a variety of media and platforms, licensing and selling products and services to our potential customers typically involves a significant technical evaluation. In addition, there are frequently delays associated with educating customers as to the productive applications of our products and services, complying with customers' internal procedures for approving large expenditures and evaluating and accepting new technologies that affect key operations. In addition, certain customers have even longer purchasing cycles that can greatly extend the amount of time it takes to place our products and services with these customers. Because of the lengthy sales cycle and the large size of our potential customers' average orders, if revenues projected from a specific potential customer for a particular quarter are not realized in that quarter, product revenues and operating results for that quarter could be harmed. Revenues will also vary significantly as a result of the timing of product and service purchases and introductions, fluctuations in the rate of development of new markets and new applications, the degree of market acceptance of new and enhanced versions of our products and services, and the level of use of satellite networking and other transmission systems. In addition, increased competition and the general strength of domestic and international economic conditions also impact revenues.

        Because expense levels such as personnel and facilities costs are based, in part, on expectations of future revenue levels, if revenue levels are below expectations, our business, financial condition, results of operations and cash flows will be harmed.

We may be adversely affected by cyclicality or an extended downturn in the United States or worldwide economy in or related to the industries we serve.

        Our revenues are generated primarily from providing online campaign management solutions and services to advertising agencies and advertisers across digital media channels and a variety of formats. Demand for these services tends to be tied to economic cycles, reflecting overall economic conditions as well as budgeting and buying patterns. For example, in 1999, advertisers spent heavily on Internet advertising, which was followed by a downturn in advertising spending on the Internet in 2002. In addition, during a period of economic weakness in 2001, advertising spending online decreased at a faster rate than overall ad spending, although we believe this was because many of the companies advertising online were Internet companies experiencing significant financial distress. Following the recent negative developments in the world economy, several agency and analyst organizations now predict that the growth in online advertising will be slower than previously expected. We cannot assure you that advertising budgets and expenditures by advertising agencies and advertisers will not decline in any given period or that advertising spending will not be diverted to more traditional media or other online marketing products and services, which would lead to a decline in the demand for our campaign management solutions and services. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective customers' spending priorities. As a result, our revenues may not increase or may decline significantly in any given period.

Seasonality in buying patterns also makes forecasting difficult and can result in widely fluctuating quarterly results.

        Historically, the industry has experienced lower sales for services in the first quarter, which is somewhat offset with higher sales in the fourth quarter due to increased customer advertising volumes for the holiday selling season. In addition, product and service revenues are influenced by political advertising, which generally occurs every two years. Nevertheless, in any single period, product and service revenues and delivery costs are subject to variation based on changes in the volume and mix of deliveries performed during such period. In addition, we have historically operated with little or no backlog. The absence of backlog and fluctuations in revenues and costs due to seasonality increases the difficulty of predicting our operating results.

The markets in which we operate are highly competitive, and competition may increase further as new participants enter the market and more established companies with greater resources seek to expand their market share.

        Competition within the markets for media distribution is intense. Numerous companies already distribute video and other content to a variety of destinations. Companies such as Google TV Ads, Comcast ADN and TelAmerica deliver television advertising spots to satellite TV systems and/or cable head ends. Recently, Microsoft, Google, AOL, and other large media companies have acquired or developed software platforms and technologies to participate in the media distribution marketplace. At the same time, many companies, including Akamai, Limelight Networks, Eyeblaster, and Eyewonder are implementing technologies to distribute video to the established traditional channels and new media outlets. Numerous companies are offering technologies to facilitate the distribution of video through a variety of means.

        We face formidable competition in every aspect of our business from other companies that provide solutions and services similar to ours. Currently, our primary online video competitors are DoubleClick and Atlas, a technology and service division of aQuantive. In March 2008, Google acquired

DoubleClick and in May 2007, Microsoft acquired aQuantive. DoubleClick and Atlas offer solutions and services similar to ours and compete directly with us. We expect that Google and Microsoft will use their substantial financial and engineering resources to expand the DoubleClick and Atlas businesses and increase their ability to compete with us.

        Google and Microsoft have significantly greater name recognition and greater financial, technical and marketing resources than we do. Microsoft also has a longer operating history and more established relationships with customers. In addition, we believe that both Google and Microsoft have a greater ability to attract and retain customers due to numerous competitive advantages, including their ability to offer and provide their marketing and advertising customers with a significantly broader range of related solutions and services than us. Google and Microsoft may also use their experience and resources to compete with us in a variety of ways, including through acquisitions of competitors or related businesses, research and development, and marketing for new customers more aggressively. Furthermore, Google or Microsoft could use campaign management solutions as a loss leader or may provide campaign management solutions or portions of such solutions without charge or below cost in order to encourage customers to use their other product offerings. If Google or Microsoft is successful in providing solutions or services that are better than ours, leverage platforms more effectively than ours or that are perceived by customers as being more cost-effective, we could experience a significant decline in our customer base and in their use of our solutions and services. Such a decline could have a material adverse effect on our business, financial condition and results of operations.

        In addition to Google and Microsoft, we face competition from other companies. Among our competitors are rich-media solutions companies (such as Pointroll, Eyewonder and Flashtalking) and ad serving companies (such as Zedo and CheckM8). In addition, we may experience competition from companies that provide web analytics or web intelligence. Other companies, such as Yahoo!, are also developing campaign management solutions. Our competitors may develop services that are equal or superior to our services or that achieve greater market acceptance than our services. Many of our competitors have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us.

        We believe that our ability to compete successfully depends on a number of factors, both within and outside of our control, including: (1) the price, quality and performance of our products and those of our competitors; (2) the timing and success of new product introductions; (3) the emergence of new technologies; (4) the number and nature of our competitors in a given market; (5) the protection of intellectual property rights; and (6) general market and economic conditions. In addition, the assertion of intellectual property rights by others factor into the ability to compete successfully. The competitive environment could result in price reductions that could result in lower profits and loss of our market share.

        While we offer products and services focused on the electronic distribution of media, we compete with dub and ship houses and production studios. Many dub and ship houses and production studios, such as Ascent Media, have long-standing ties to local distributors that can be difficult to replace. Many of these dub and ship houses and production studios also have greater financial, distribution and marketing resources than we and have achieved a higher level of brand recognition. Production studios, advertising agencies and media buying firms also could deliver directly through entities with package delivery expertise such as Federal Express, United Parcel Service and the United States Postal Service.

        In addition, we compete with one or more satellite-based video distribution networks. We also anticipate that certain common and/or value-added telecommunications carriers and other companies, such as TeleAmerica may develop and deploy high bandwidth network services targeted at the advertising and broadcast industries.

        With respect to new markets, such as the delivery of other forms of content to radio and television stations, competition is likely to come from companies in related communications markets and/or package delivery markets. Some of the companies capable of offering products and services with superior functionality include telecommunications providers, such as AT&T, Verizon and other fiber and telecommunication companies, each of which would enjoy materially lower electronic delivery transportation costs. Radio networks such as ABC Radio Networks or Westwood One could also become competitors by selling and transmitting advertisements as a complement to their content programming.

        Further, other companies may in the future focus significant resources on developing and marketing products and services that will compete with ours.

        In addition, many of our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties and several of our competitors have combined or may combine in the future with larger companies with greater resources than ours. This growing trend of cooperative relationships and consolidation within our industry may create a great number of powerful and aggressive competitors that may engage in more extensive research and development, undertake more far-reaching marketing campaigns and make more attractive offers to existing and potential employees and customers than we are able to. They may also adopt more aggressive pricing policies and may even provide services similar to ours at no additional cost by bundling them with their other product and service offerings. Any increase in the level of competition from these, or any other competitors, is likely to result in price reductions, reduced margins, loss of market share and a potential decline in our revenues. We cannot assure you that we will be able to compete successfully with our existing or future competitors. If we fail to withstand competitive pressures and compete successfully, our business, financial condition and results of operations could be materially adversely affected.

We have a history of losses which must be considered in assessing our future prospects.

        2003 was the first year we reported net income after having been unprofitable since our inception. While we reported profit again in 2004, 2007 and 2008, we experienced a loss in 2005 and 2006. We could begin to generate net losses in the future, which could depress our stock price. Decreases in revenues could occur, which could impair our ability to operate profitably in the future. Future success also depends in part on obtaining reductions in delivery and service costs, particularly our ability to continue to automate order processing and to reduce telecommunications costs. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets, such as risks that the market might fail to grow, expenses relating to modifying products and services to meet industry standards as they change over time, and difficulties in gaining and maintaining market share. To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, continually upgrade our technologies and begin to commercialize products incorporating such technologies. We may not be successful in addressing any or all of these risks and may not be able to sustain profitability.

We may not be able to obtain additional financing to satisfy our future capital needs.

        We intend to continue making capital expenditures to market, develop, produce and deploy at no cost to our customer, the various equipment required by the customers to receive our services and to introduce additional services. In addition, we will need to make the investments necessary to maintain and improve our network. We also expect to expend capital to consummate any mergers and acquisitions that we undertake in the future. We may require additional capital sooner than currently anticipated and may not be able to obtain additional funds adequate for our capital needs. We cannot predict any of the factors affecting the revenues and costs of these activities with any degree of certainty. Accordingly, we cannot predict the precise amount of future capital that we will require, particularly if we pursue one or more additional acquisitions.

        Furthermore, additional financing may not be available to us, or if it is available, it may not be available on acceptable terms. Our inability to obtain the necessary financing on acceptable terms may prevent us from deploying our products and services effectively, maintaining and improving our products and network and completing advantageous acquisitions. Our inability to obtain the necessary financing could seriously harm our business, financial condition, results of operations and prospects. Consequently, we could be required to:

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  significantly reduce or suspend certain of our operations;

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  seek an additional merger partner; or

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  sell additional securities on terms that are dilutive to our stockholders.

Our business is highly dependent upon radio and television advertising. If demand for, or margins from, our radio and television advertising delivery services decline, our business results will decline.

        We expect that a significant portion of our revenues will continue to be derived from the delivery of radio and television advertising spots from advertising agencies, production studios and dub and ship houses to radio and television stations in the United States. A decline in demand for, or average selling prices of, our radio and television advertising delivery services for any of the following reasons, or otherwise, would seriously harm our business, financial condition, results of operations and prospects:

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  competition from new advertising media;

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  new product introductions or price competition from competitors;

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  a shift in purchases by customers away from our premium services; and

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  a change in the technology used to deliver such services.

        Additionally, we are dependent on our relationship with the radio and television stations in which we have installed communications equipment. Should a substantial number of these stations go out of business, experience a change in ownership or discontinue the use of our equipment in any way, our business, financial condition, results of operations and prospects would be harmed.

If we are not able to maintain and improve service quality, our business and results of operations will be susceptible to decline.

        Our business will depend on making cost-effective deliveries to broadcast stations within the time periods requested by our customers. If we are unsuccessful in making these deliveries, for whatever reason, a station might be prevented from selling airtime that it otherwise could have sold. Our ability to make deliveries to stations within the time periods requested by customers depends on a number of factors, some of which will be outside of our control, including:

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  equipment failure;

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  interruption in services by telecommunications service providers; and

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  inability to maintain our installed base of audio and video units that will comprise our distribution network.

        Stations may assert claims for lost air-time in these circumstances and dissatisfied advertisers may refuse to make further deliveries through us in the event of a significant occurrence of lost deliveries, which would result in a decrease in our revenues or an increase in our expenses, either of which could lead to a reduction in net income or an increase in net loss. Although we expect that we will maintain insurance against business interruption, such insurance may not be adequate to protect us from significant loss in these circumstances or from the effects of a major catastrophe (such as an earthquake or other natural disaster), which could result in a prolonged interruption of our business.

Our business is highly dependent on electronic video advertising delivery service deployment.

        Our inability to maintain units necessary for the receipt of electronically delivered video advertising content in an adequate number of television stations or to capture market share among content delivery customers, which may be the result of price competition, new product introductions from competitors or otherwise, would be detrimental to our business objectives and deter future growth. We have made a substantial investment in upgrading and expanding our Irving NOC and in populating television stations with the units necessary for the receipt of electronically delivered video advertising content. However, we cannot assure you that the maintenance of these units will cause this service to achieve adequate market acceptance among customers that require video advertising content delivery.

        In addition, to more fully address the needs of video delivery customers we have developed a set of ancillary services that typically are provided by dub and ship houses. These ancillary services include cataloging, physical archiving, closed-captioning, modification of slates and format conversions. We believe that we will need to provide these services on a localized basis in each of the major cities in which we provide services directly to agencies and advertisers. We currently provide certain of such services to a portion of our customers through our facilities in New York, Los Angeles, San Francisco, Detroit and Chicago. However, we may not be able to successfully provide these services to all customers in those markets or any other major metropolitan area at competitive prices. Additionally, we may not be able to provide competitive video distribution services in other U.S. markets because of the additional costs and expenses necessary to do so and because we may not be able to achieve adequate market acceptance among current and potential customers in those markets.

        While we are taking the steps we believe are required to achieve the network capacity and scalability necessary to deliver video content, such as HDTV content, reliably and cost effectively as video advertising delivery volume grows, we may not achieve such goals because they are highly dependent on the services provided by our telecommunication providers and the technological capabilities of both our customers and the destinations to which content is delivered. If our telecommunication providers are unable or unwilling to provide the services necessary at a rate we are willing to pay or if our customers and/or our delivery destinations do not have the technological capabilities necessary to send and/or receive video content, our goals of adequate network capacity and scalability could be jeopardized.

        In addition, we may be unable to retain current audio delivery customers or attract future audio delivery customers who may ultimately demand delivery of both media content unless we can successfully continue to develop and provide video transmission services. The failure to retain such customers could result in a reduction of revenues, thereby decreasing our ability to maintain profitability.

We rely on bandwidth providers and other third parties for key aspects of the process of providing products and services to our customers, and any failure or interruption in the services and products provided by these third parties could harm our ability to operate our business and damage our reputation.

        We rely on third-party vendors, including bandwidth providers. Any disruption in the network access services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. We license technology from third parties to facilitate aspects of our connectivity operations. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies could negatively impact our relationship with users and adversely affect our business and could expose us to liabilities to third parties.

If we were no longer able to rely on our existing providers of transmissions services, our business and results of operations could be harmed.

        We obtain our local access transmission services and long distance telephone access through contracts with Sprint and Verizon, both of which expire in November 2010. The agreement with Sprint provides for reduced pricing on various services provided in exchange for minimum purchases of $0.4 million each year and the Verizon contract provides reduced pricing in exchange for minimum purchases of $0.3 million each year. The agreements provide for certain achievement credits once specified purchase levels are met. Any interruption in the supply or a change in the price of either local access or long distance carrier service could increase costs or cause a significant decline in revenues, thereby decreasing our operating results.

We face various risks associated with purchasing satellite capacity.

        As part of our strategy of providing transmittal of audio, video, data and other information using satellite technology, we periodically purchase satellite capacity from third parties owning satellite systems. Although our management attempts to match these expenditures against anticipated revenues from sales of products or services to customers, they may not be successful at estimating anticipated revenues, and actual revenues from sales of products or services may fall below expenditures for satellite capacity. In addition, purchases of satellite capacity require a significant amount of capital. Any inability to purchase satellite capacity or to achieve revenues sufficient to offset the capital expended to purchase satellite capacity may make our business more vulnerable and significantly affect our financial condition, cash flows and results of operations.

If the existing relationship with Clear Channel Satellite Services or Intelsat is terminated, or if either Clear Channel Satellite Services or Intelsat fails to perform as required under its agreement with us, our business could be interrupted.

        We have designed and developed the necessary software to enable our current video delivery systems to receive digital satellite transmissions over the AMC-9 and Galaxy 18 satellite systems. However, the Clear Channel or Galaxy 18 satellite systems may not have the capacity to meet our future delivery commitments and broadcast quality requirements on a cost-effective basis, if at all. We have a non-exclusive agreement with Clear Channel that expires in June 2010 and Intelsat that expires in December 2013. The agreements provide for fixed pricing on dedicated bandwidth and give us access to satellite capacity for electronic delivery of digital audio and video transmissions by satellite. Clear Channel and Intelsat are required to meet performance specifications as outlined in the agreements, and we are given a credit allowance for future fees if Clear Channel or Intelsat do not meet these requirements. The agreements state that Clear Channel or Intelsat can terminate the agreement if we do not make timely payments or become insolvent.

Certain of our products depend on satellites; any satellite failure could result in interruptions of our service that could negatively impact our business and reputation.

        A reduction in the number of operating satellites or an extended disruption of satellite transmissions would impair the current utility of the accessible satellite network and the growth of current and additional market opportunities. Satellites and their ground support systems are complex electronic systems subject to weather conditions, electronic and mechanical failures and possible sabotage. The satellites have limited design lives and are subject to damage by the hostile space environment in which they operate. The repair of damaged or malfunctioning satellites is nearly impossible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. In addition, satellite transmission can be disrupted by natural phenomena causing atmospheric interference, such as sunspots.

        Certain of our products rely on signals from satellites, including, but not limited to, satellite receivers and head-end equipment. Any satellite failure could result in interruptions of our service, negatively impacting our business. We attempt to mitigate this risk by having our customers procure their own agreements with satellite providers.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

        Our provision of our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our Irving or Atlanta NOCs could result in lengthy interruptions in our service.

        We have experienced system failures in the past and may in the future. Any unscheduled interruption in our service puts a burden on our entire organization and may result in a loss of revenue. If we experience frequent or persistent system failures in our Irving or Atlanta NOC or web-based management systems, our reputation and brand could be permanently harmed. The steps we have taken to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled downtime.

The market price of our common stock is likely to continue to be volatile.

        Some of the factors that may cause the market price of our common stock to fluctuate significantly include:

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  the addition or departure of key personnel;

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  variations in our quarterly operating results;

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  announcements by us or our competitors of significant contracts, new or enhanced products or service offerings, acquisitions, distribution partnerships, joint ventures or capital commitments;

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  changes in coverage and financial estimates by securities analysts;

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  changes in market valuations of networking, Internet and telecommunications companies;

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  fluctuations in stock market prices and trading volumes, particularly fluctuations of stock prices quoted on the Nasdaq Global Market; and

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  sale of a significant number of shares of our common stock by us or our significant holders.

Sales of substantial amounts of our common stock in the public market could harm the market price of our common stock.

        The sale of substantial amounts of our shares (including shares issuable upon exercise of outstanding options and warrants to purchase our common stock) may cause substantial fluctuations in the price of our common stock. Because investors would be more reluctant to purchase shares of our common stock following substantial sales, the sale of these shares also could impair our ability to raise capital through the sale of additional stock.

Our inability to enter into or develop strategic relationships in key market segments could harm our operating results.

        Our strategy depends in part on the development of strategic relationships with leading companies in key market segments, including media broadcasters and digital system providers. We may not be able to successfully form or enter into such relationships, which may jeopardize our ability to generate sales of our products or services in those segments. Specific product lines are dependent to a significant degree on strategic alliances and joint ventures formed with other companies. Various factors could limit our ability to enter into or develop strategic relationships, including, but not limited to, our relatively short operating history, history of losses and the resources available to our competitors. Moreover, the terms of strategic alliances and joint ventures may vest control in a party other than us. Accordingly, the success of the strategic alliance or joint venture may depend upon the actions of that party and not us.

Our business may not grow if the Internet advertising market does not continue to develop or if we are unable to successfully implement our business model.

        An emerging part of our service offering is to generate revenue by providing interactive marketing solutions to advertisers, ad agencies and web publishers. The profit potential for this business model is unproven. For a portion of our business to be successful, Internet advertising will need to achieve increasing market acceptance by advertisers, ad agencies and web publishers. The intense competition among Internet advertising sellers has led to the creation of a number of pricing alternatives for Internet advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the Internet advertising industry in general.

        Intensive marketing and sales efforts are necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Advertisers could be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Acceptance of our Internet advertising solutions will depend on the continued emergence of Internet commerce, communication, and advertising, and demand for our solutions. We cannot assure you that use of the Internet will continue to grow or that current uses of the Internet are sustainable.

Insiders have substantial control over us which could limit others' ability to influence the outcome of key transactions, including changes in control.

        As of December 31, 2008, our executive officers and directors and their respective affiliates owned approximately 18% of our common stock. As a result, these stockholders may be able to control or significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of us even if a change of control is in the best interest of all stockholders.

Our business may be harmed if we are not able to protect our intellectual property rights from third-party challenges or if the intellectual property we use infringes upon the proprietary rights of third parties.

        The steps taken to protect our proprietary information may not prevent misappropriation of such information, and such protection may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products and services similar to ours. We consider our trademarks, copyrights, advertising and promotion design and artwork to be of value and important to our businesses. We rely on a combination of trade secret, copyright and trademark laws and nondisclosure and other arrangements to protect our proprietary rights. We generally enter into confidentiality or license agreements with our distributors and customers and limit access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

        We cannot assure you that our intellectual property does not infringe on the proprietary rights of third parties. While we believe that our trademarks, copyrights, advertising and promotion design and artwork do not infringe upon the proprietary rights of third parties, we may still receive future communications from third parties asserting that we are infringing, or may be infringing, on the proprietary rights of third parties. Any such claims, with or without merit, could be time-consuming, require us to enter into royalty arrangements or result in costly litigation and diversion of management attention. If such claims are successful, we may not be able to obtain licenses necessary for the operation of our business, or, if obtainable, such licenses may not be available on commercially reasonable terms, either of which could prevent our ability to operate our business.

We may enter into or seek to enter into business combinations and acquisitions that may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

        We recently acquired Enliven, the Vyvx advertising services business of Level 3 Communications, LLC, Pathfire, Point.360, GTN, and FastChannel Network Inc. Our business strategy might include the acquisition of additional complementary businesses and product lines. Any such acquisitions would be accompanied by the risks commonly encountered in such acquisitions, including:

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  the difficulty of assimilating the operations and personnel of the acquired companies;

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  the potential disruption of our business;

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  the inability of our management to maximize our financial and strategic position by the successful incorporation of acquired technology and rights into our product and service offerings;

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  difficulty maintaining uniform standards, controls, procedures and policies, with respect to accounting matters and otherwise;

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  the potential loss of key employees of acquired companies; and

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  the impairment of relationships with employees and customers as a result of changes in management and operational structure.

        We may not be able to successfully complete any acquisition or, if completed, the acquired business or product line may not be successfully integrated with our operations, personnel or technologies. Any inability to successfully integrate the operations, personnel and technologies associated with an acquired business and/or product line may negatively affect our business and results of operation. We may dispose of any of our businesses or product lines in the event that we are unable to successfully integrate them, or in the event that management determines that any such business or product line is no longer in our strategic interests.

Failure to manage future growth could hinder the future success of our business.

        Our personnel, systems, procedures and controls may not be adequate to support our existing as well as future operations. We will need to continue to implement and improve our operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage our work force. We must also continue to further develop our products and services while implementing effective planning and operating processes, such as continuing to implement and improve operational, financial and management information systems; hiring and training additional qualified personnel; continuing to expand and upgrade our core technologies; and effectively managing multiple relationships with various customers, joint venture and technological partners and other third parties.

We depend on key personnel to manage the business effectively, and if we are unable to retain our key employees or hire additional qualified personnel, our ability to compete could be harmed.

        Our future success will depend to a significant extent upon the services of Scott K. Ginsburg, Chairman of the Board and Chief Executive Officer, Neil Nguyen, President and Chief Operating Officer, and Omar A. Choucair, Chief Financial Officer. Uncontrollable circumstances, such as the death or incapacity of any key executive officer, could have a serious impact on our business.

        Our future success will also depend upon our ability to attract and retain highly qualified management, sales, operations, technical and marketing personnel. At the present time there is, and will continue to be, intense competition for personnel with experience in the markets applicable to our products and services. Because of this intense competition, we may not be able to retain key personnel or attract, assimilate or retain other highly qualified technical and management personnel in the future. The inability to retain or to attract additional qualified personnel as needed could have a considerable impact on our business.

Certain provisions of our bylaws may have anti-takeover effects that could prevent a change in control even if the change would be beneficial to our stockholders.

        We have a classified board which might, under certain circumstances, discourage the acquisition of a controlling interest of our stock because such acquirer would not have the ability to replace directors except as the term of each class expires. The directors are divided into three classes with respect to the time for which they hold office. The term of office of one class of directors expires at each annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Our board of directors may issue, without stockholder approval, preferred stock with rights and preferences superior to those applicable to the common stock.

        Our certificate of incorporation includes a provision for the issuance of "blank check" preferred stock. This preferred stock may be issued in one or more series, with each series containing such rights and preferences as the board of directors may determine from time to time, without prior notice to or approval of stockholders. Among others, such rights and preferences might include the rights to dividends, superior voting rights, liquidation preferences and rights to convert into common stock. The rights and preferences of any such series of preferred stock, if issued, may be superior to the rights and preferences applicable to the common stock and might result in a decrease in the price of the common stock.

We depend upon a number of single or limited-source suppliers, and our ability to produce audio and video distribution equipment could be harmed if those relationships were discontinued.

        We rely on fewer than five single or limited-source suppliers for integral components used in the assembly of our audio and video units. If a supplier were to experience financial or operational difficulties that resulted in a reduction or interruption in component supply to us, this would delay our deployment of audio and video units. We rely on our suppliers to manufacture components for use in our products. Some of our suppliers also sell products to our competitors and may in the future become our competitors, possibly entering into exclusive arrangements with our existing competitors. In addition, our suppliers may stop selling our products or components to us at commercially reasonable prices or completely stop selling our products or components to us. If a reduction or interruption of supply were to occur, it could take a significant period of time for us to qualify an alternative subcontractor, redesign our products as necessary and contract for the manufacture of such products. This would have the effect of depressing our business until we were able to establish sufficient component supply through an alternative source. We believe that there are currently alternative component manufacturers that could supply the components required to produce our products, but based on the financial condition and service levels of our current suppliers, we do not feel the need to pursue agreements or understandings with such alternative sources or pursue long-term contracts with our current suppliers. We have experienced component shortages in the past, and material component shortages or production or delivery delays may occur in the future.

We determined that there were material weaknesses in our disclosure controls and procedures such that those controls and procedures were not effective as of December 31, 2007, December 31, 2006, and December 31, 2004. In the event a material weakness occurs again in the future, our financial statements and results of operations could be harmed and you may not be justified in relying on those financial statements.

        For the year ended December 31, 2007, we determined that our disclosure controls and procedures were not effective, and we identified a material weakness in our internal controls over financial reporting related to certain deficiencies in the controls surrounding monitoring and oversight of accounting and financial reporting related to derivative instruments. For the year ended December 31, 2006, we determined that our disclosure controls and procedures were not effective, and we identified a material weakness in our internal controls over financial reporting for business combinations and stock compensation as of December 31, 2006. For the year ended December 31, 2004, we determined that our disclosure controls and procedures were not effective, and we identified a material weakness in our internal controls over financial reporting for income taxes as of December 31, 2004. In the event that these or any other material weakness occurs in the future, our financial statements and results of operations could be harmed and you may not be justified in relying on those financial statements, either of which could result in a decrease in our stock price.

Our software products may be wrongly labeled as spyware which might lead to its uninstallation causing a decrease in our revenues.

        Our software products, including the Viewpoint Toolbar and the Media Player, have been wrongly characterized as spyware by certain security software vendors. We monitor activity in this area and undertake efforts to educate vendors about the characteristics of our software, and thus far have been successful at getting the vast majority of these vendors to change their characterization of our Viewpoint Toolbar. Should we fail to persuade such vendors about the functionality of our Viewpoint Toolbar, or not learn about a false characterization on a timely basis, a substantial number of our Viewpoint Toolbars could be uninstalled leading to a decrease in our revenues and our business will be materially and adversely affected.

Our revenues will be impacted by seasonal fluctuations and decreases or delays in advertising spending due to general economic conditions.

        We believe that our revenues will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year and direct marketers mail substantially more marketing materials in the third quarter of each year. Furthermore, Internet user traffic typically drops during the summer months, which reduces the number of advertisements to sell and deliver and searches performed. Expenditures by advertisers and direct marketers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers, direct marketers or the economy in general, which could alter current or prospective advertisers' spending priorities or budget cycles or extend our sales cycle. In addition, any decreases in or delays in advertising spending due to general economic conditions could reduce our revenues or negatively impact our ability to grow our revenues. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results. Our staffing and other operating expenses are based in large part on anticipated revenues. It may be difficult for us to adjust our spending to compensate for any unexpected shortfall. If we are unable to reduce our spending following any such shortfall, our results of operations would be adversely affected.

We plan to expand operations in international markets in which we have limited experience, which could harm our business, operating results and financial condition.

        We opened a Unicast office in the United Kingdom in 2007 and plan to expand our product offering in the European and other international markets. We have only limited experience in marketing and operating our products and services in international markets, and we may not be able to successfully execute our business model in these markets. In other instances, we may rely on the efforts and abilities of foreign business partners in such markets.

        We believe that as the international markets in which we operate continue to grow, competition in these markets will intensify. Local companies may have a competitive advantage because of a greater understanding and focus on the local markets. In addition, certain international markets may be slower than domestic markets in adopting the Internet as an advertising and commerce medium and so our operations in international markets may not develop at a rate that supports our level of investment.

        Other risks of doing business internationally include the following:

  •
  difficulties in developing, managing and staffing foreign operations;

  •
  stringent local labor laws or regulations;

  •
  currency exchange rate fluctuations;

  •
  trade barriers and regulations;

  •
  difficulty enforcing contracts in foreign jurisdictions;

  •
  potentially adverse tax consequences;

  •
  import or export restrictions; and

  •
  difficulties in complying with local government regulation or local laws.

Consolidation in the industries in which we operate could lead to increased competition and loss of customers.

        The Internet industry (and online advertising in particular) has experienced substantial consolidation. We expect this consolidation to continue. This consolidation could adversely affect our business and results of operations in a number of ways, including the following:

  •
  our customers could acquire or be acquired by our competitors and terminate their relationship with us;

  •
  our customers could merge with each other, which could reduce our ability to negotiate favorable terms; and

  •
  competitors could improve their competitive position through strategic acquisitions.

Our ad campaign management and deployment solution may not be successful and may cause business disruption.

        Unicast Advertising Platform (UAP) is our proprietary ad deployment technology. We must, among other things, ensure that this technology will function efficiently at high volumes, interact properly with our database, offer the functionality demanded by our customers and assimilate our sales and reporting functions. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting our ability to deploy advertisements without significant delay to the viewer. Sustained or repeated system failures would reduce the attractiveness of our solutions to advertisers, ad agencies, and web publishers and could result in contract terminations, fee rebates and make-goods, thereby reducing revenue. Slower response time or system failures may also result from straining the capacity of our deployed software or hardware due to an increase in the volume of advertising deployed through our servers. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected.

Privacy concerns could lead to legislative and other limitations on our ability to collect usage data from Internet users, including limitations on our use of cookie or conversion tag technology and user profiling, which is crucial to our ability to provide our solutions and services to our customers.

        Our ability to conduct targeted advertising campaigns and compile data that we use to formulate campaign strategies for our customers depends on the use of "cookies" and "conversion tags" to track Internet users and their online behavior, which allows us to build anonymous user profiles and measure an advertising campaign's effectiveness. A cookie is a small file of information stored on a user's computer that allows us to recognize that user's browser when we serve advertisements. A conversion tag functions similarly to a banner advertisement, except that the conversion tag is not visible. Our conversion tags may be placed on specific pages of clients of our customers' or prospective customers' websites. Government authorities inside the United States concerned with the privacy of Internet users have suggested limiting or eliminating the use of cookies, conversion tags or user profiling. Bills aimed at regulating the collection and use of personal data from Internet users are currently pending in U.S. Congress and many state legislatures. Attempts to regulate spyware may be drafted in such a way as to include technology like cookies and conversion tags in the definition of spyware, thereby creating restrictions that could reduce our ability to use them. In addition, the Federal Trade Commission and the Department of Commerce have conducted hearings regarding user profiling, the collection of non-personally identifiable information and online privacy.

        Our foreign operations may also be adversely affected by regulatory action outside the United States. For example, the European Union has adopted a directive addressing data privacy that limits the collection, disclosure and use of information regarding European Internet users. In addition, the European Union has enacted an electronic communications directive that imposes certain restrictions on the use of cookies and conversion tags and also places restrictions on the sending of unsolicited communications. Each European Union member country was required to enact legislation to comply with the provisions of the electronic communications directive by October 31, 2003 (though not all have done so). Germany has also enacted additional laws limiting the use of user profiling, and other countries, both in and out of the European Union, may impose similar limitations.

        Internet users may also directly limit or eliminate the placement of cookies on their computers by using third-party software that blocks cookies, or by disabling or restricting the cookie functions of their Internet browser software. Internet browser software upgrades may also result in limitations on the use of cookies or conversion tags. Technologies like the Platform for Privacy Preferences (P3P) Project may limit collection of cookie and conversion tag information. Individuals have also brought class action suits against companies related to the use of cookies and several companies, including companies in the Internet advertising industry, have had claims brought against them before the Federal Trade Commission regarding the collection and use of Internet user information. We may be subject to such suits in the future, which could limit or eliminate our ability to collect such information.

        If our ability to use cookies or conversion tags or to build user profiles were substantially restricted due to the foregoing, or for any other reason, we would have to generate and use other technology or methods that allow the gathering of user profile data in order to provide our services to our customers. This change in technology or methods could require significant reengineering time and resources, and may not be complete in time to avoid negative consequences to our business. In addition, alternative technology or methods might not be available on commercially reasonable terms, if at all. If the use of cookies and conversion tags are prohibited and we are not able to efficiently and cost effectively create new technology, our business, financial condition and results of operations would be materially adversely affected.

        In addition, any compromise of our security that results in the release of Internet users' and/or our customers' data could seriously limit the adoption of our solutions and services as well as harm our reputation and brand, expose us to liability and subject us to reporting obligations under various state laws, which could have an adverse effect on our business. The risk that these types of events could seriously harm our business is likely to increase as the amount of data we store for our customers on our servers (including personal information) and the number of countries where we operate has been increasing, and we may need to expend significant resources to protect against security breaches, which could have an adverse effect on our business, financial condition or results of operations.

If we fail to detect click-through fraud or other invalid clicks, we could lose the confidence of our advertisers, thereby causing our business to suffer.

        We are exposed to the risk of fraudulent clicks and other invalid clicks on advertisements delivered by us from a variety of potential sources. Invalid clicks are clicks that we have determined are not intended by the user to link to the underlying content, such as inadvertent clicks on the same ad twice and clicks resulting from click fraud. Click fraud occurs when a user intentionally clicks on an ad displayed on a web site for a reason other than to view the underlying content. These types of fraudulent activities could harm our business and our brand. If fraudulent clicks are not detected, the data that our solutions provide to our customers is inaccurate and the affected advertisers may lose confidence in our solutions to deliver a return on their investment. If advertisers become dissatisfied with our solutions, they may choose to do business with our competitors or reduce their Internet advertising spending, which would have a material adverse effect on our business, financial condition and results of operations.

Internet security poses risks to our entire business.

        The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of the advertiser, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition and results of operations.

 SELLING STOCKHOLDERS

        We are registering 660,492 shares of our common stock on behalf of the selling stockholders. The selling stockholders named below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplement up to an aggregate of 660,492 shares of our common stock. The following table sets forth, as of November 30, 2009, the number of shares of our common stock that these selling stockholders beneficially own and the number of shares being registered for sale by these selling stockholders. The number of shares of common stock deemed outstanding as of November 30, 2009 was 23,717,478. The percentage of outstanding shares beneficially owned after the offering assumes that all of the shares offered by us and the selling stockholders under the prospectus have been sold. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus.

        We are registering these shares on behalf of the selling stockholders to register the shares to be issued upon the exercise of existing warrants which are scheduled to expire on December 31, 2010.

        The term "selling stockholder," as used in this prospectus, includes each holder listed below and its transferees, pledgees, donees, heirs or other successors receiving shares from the holder listed below after the date of this prospectus. The selling stockholders may sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

	Shares of Common Stock Beneficially Owned Before the Offering			Shares of Common Stock Beneficially Owned After the Offering
			Total Shares That May Be Offered by Selling Stockholder
Name	Number of Shares	Percent of Shares		Number of Shares	Percent of Shares
Scott K. Ginsburg Moon Doggie Family Partnership(1)	3,369,038	13.6%	651,826	2,717,212	9.3%
Omar A. Choucair(2)	138,393	0.6%	8,666	129,727	0.4%

(1)
Represents 2,335,626 shares held of record by Scott K. Ginsburg, 1,660 shares held as parent/guardian of a minor and 292,012 shares held in the name of Moon Doggie Family Partnership, L.P. Scott K. Ginsburg is the sole general partner of Moon Doggie Family Partnership, L.P. Scott K. Ginsburg also holds 87,914 options exercisable into shares of common stock and warrants exercisable into 350,973 shares of common stock. Moon Doggie Family Partnership holds warrants exercisable into 300,853 shares of common stock. Mr. Ginsburg is the Company's Chairman of the Board of Directors and its Chief Executive Officer.

(2)
Includes options exercisable into 124,166 shares of common stock and warrants exercisable into 8,666 shares of common stock. Mr. Choucair is the Company's Chief Financial Officer and serves as a member of the Board of Directors.

 RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

        The following table presents our historical ratios of earnings to fixed charges and preferred dividends for the periods indicated:

	Nine Months Ended September 30, 2009	Years ended December 31,
		2008	2007	2006	2005	2004
Ratio	2.8	2.9	5.7	1.8	0.2	3.8

        For the purpose of this computation, earnings are defined as income (loss) before income taxes from continuing operations plus fixed charges. Fixed charges consist of interest on debt, the interest portion of capital lease obligations, the portion of rental expense that is representative of the interest factor that is deemed to be 25% of rent expense, and amortized debt issuance costs.

USE OF PROCEEDS

        We will use the net proceeds from the sale of securities that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include capital expenditures, repayment of debt, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose. We expect to incur expenses in connection with this offering in the amount of approximately $300,000 for registration, legal, accounting and miscellaneous fees and expenses. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

PLAN OF DISTRIBUTION

        We and the selling stockholders may sell shares of our common stock through underwriters, agents, dealers, or directly to one or more purchasers. We and the selling stockholders may distribute these securities from time to time in one or more transactions, including block transactions and transactions on The Nasdaq Global Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

        The prospectus supplement for the securities will describe that offering, including:

  •
  the identity of any underwriters, dealers or agents who purchase securities, as required;

  •
  the amount of securities sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;

  •
  the place and time of delivery for the securities being sold;

  •
  whether or not the securities will trade on any securities exchanges or The Nasdaq Global Market;

  •
  the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

  •
  the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

  •
  any other material terms of the distribution of securities.

 Use of Underwriters, Agents and Dealers

        We and the selling stockholders may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

        We and the selling stockholders may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we or the selling stockholders sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        Underwriters may sell these securities to or through dealers. Alternatively, we and the selling stockholders may sell the securities in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

        We and the selling stockholders may also sell the securities offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

        In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us, the selling stockholders, or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the National Association of Securities Dealers participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

        The underwriters, dealers, agents or purchasers that participate in the distribution of the securities and the selling stockholders may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification and Contribution

        We and the selling stockholders may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

DESCRIPTION OF SECURITIES TO BE REGISTERED

        A description of our common and preferred stock has been incorporated by reference to our proxy statement included in our registration statement on Form S-4/A, as filed with the Commission on August 18, 2008.

EXPERTS

        The consolidated financial statements and schedule of DG FastChannel, Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the two-year period ended December 31, 2008 have been incorporated by reference herein in reliance upon the reports of Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows and schedule of DG FastChannel, Inc. and subsidiaries (f/k/a Digital Generation Systems, Inc.) for the year ended December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed on for us by Gardere Wynne Sewell LLP.

WHERE YOU CAN FIND MORE INFORMATION

        Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 100 F. Street, N.E. Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

        We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to DG FastChannel, Inc., 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039, (972) 581-2000.

 DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 10, 2009;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 7, 2009;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the SEC on November 6, 2009;

  •
  our current reports on Form 8-K (other than any disclosure furnished, but not filed, pursuant to Item 2.02 or Item 7.01 of Form 8-K) filed on January 8, February 12, March 25, April 29, May 7, May 8, June 3, July 9, August 6, September 3, and November 5, 2009;

  •
  the description of our common shares contained in the Registration Statement on Form 8-A filed with the SEC on January 26, 1996, including any amendment or report filed for the purposes of updating such description; and

  •
  all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act (a) after the filing date of the initial registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before all of the shares registered under the registration statement are sold.

        You may request a copy of these filings, at no cost, by writing or telephoning us at DG FastChannel, Inc., 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039, Attention: Corporate Secretary, (972) 581-2000.

        Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different information. We are not making an offer of these securities in any state where offers are not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any time subsequent to the date of this prospectus.

                  Shares

Common Stock

Roth Capital Partners
BMO Capital Markets

The date of this prospectus supplement is                        , 2010